UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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☐	Soliciting Material Pursuant to §240.14a-12
WESTERN REFINING, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 25, 2012

To Our Shareholders:

On behalf of the Board of Directors, I cordially invite all shareholders to attend the 2012 Annual Meeting of Shareholders of Western Refining, Inc. (the "Annual Meeting") to be held on June 8, 2012, at 8:30 a.m. MDT at the Plaza Theater, located at 125 Pioneer Plaza, El Paso, Texas 79901. The Company's proxy materials, as well as the Company's 2011 Annual Report, are available to shareholders online at www.proxydocs.com/wnr. You may also request a paper copy of the proxy materials and 2011 Annual Report by sending an email containing the 12 digit control number included on the Notice of Internet Availability of Proxy Materials (the "Notice") you received to paper@investorelections.com, by calling 866-648-8133, by requesting a paper copy online at www.investorelections.com/wnr or by writing to Lowry Barfield, Secretary, at the Company's corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901. The Company's 2011 Annual Report is not a part of its proxy materials.

Your vote is important, and you are encouraged to vote as early as possible. Even if you plan to attend the Annual Meeting, you are requested to vote your proxy in advance by one of the methods described in the Notice and the Company's 2012 Proxy Statement. If you attend the Annual Meeting after having submitted your proxy card, you may revoke your proxy, if you wish, and vote in person. If you would like to attend the Annual Meeting and your shares are not registered in your own name, please ask the brokerage firm, trust, bank or other nominee that holds your shares to provide you with evidence of your share ownership.

Thank you for your support.

Sincerely yours,

Paul L. Foster
Executive Chairman and
Chairman of the Board

El Paso, Texas
April 25, 2012

NOTICE OF THE 2012
ANNUAL MEETING OF SHAREHOLDERS
June 8, 2012
____________________________________________________

To the Shareholders of Western Refining, Inc.:

The 2012 Annual Meeting of Shareholders of Western Refining, Inc. (the "Annual Meeting") will be held at 8:30 a.m. MDT on June 8, 2012, at the Plaza Theater, located at 125 Pioneer Plaza, El Paso, Texas 79901. At the Annual Meeting you will be asked to:

1.	Elect three Class I directors to hold office until the 2015 Annual Meeting of Shareholders;

2.	Ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal year 2012; and

3.	Consider any other matters or transact any other business that may properly come before the Annual Meeting, or any postponement(s) or adjournment(s) thereof.

The Company is pleased to continue to take advantage of Securities and Exchange Commission ("SEC") rules that allow the Company to furnish its proxy materials online. Should you wish to receive a paper copy of the Company's proxy materials and 2011 Annual Report, please send an email containing the 12 digit control number included on the Notice of Internet Availability of Proxy Materials you received to paper@investorelections.com, call 866-648-8133, request a copy online at www.investorelections.com/wnr or write to me at the Company's corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901.

Only shareholders of record at the close of business on April 13, 2012, are entitled to receive notice of and vote at the Annual Meeting and at any postponement(s) or adjournment(s) of the Annual Meeting. If you were a shareholder at the close of business on April 13, 2012, it is extremely important that you vote your shares as soon as possible using one of the methods set forth in the Company's Proxy Statement, including by telephone at 866-390-5269, online at www.proxypush.com/wnr or, if you received a paper copy of the proxy materials including a proxy card, by signing and returning your proxy card. Please refer to the specific voting information that is contained in the Proxy Statement for additional details regarding voting your shares. Details regarding admission to the Annual Meeting and the business to be conducted at the Annual Meeting are provided in the the Proxy Statement. Your vote is important and you are encouraged to vote your shares as soon as possible, even if you plan to attend the Annual Meeting in person.

By Order of the Board of Directors,
Lowry Barfield
Senior Vice President - Legal, General Counsel and Secretary
El Paso, Texas
April 25, 2012

YOUR VOTE IS IMPORTANT
PLEASE VOTE AS PROMPTLY AS POSSIBLE

PROXY STATEMENT
FOR THE 2012 ANNUAL MEETING OF SHAREHOLDERS OF
WESTERN REFINING, INC.

June 8, 2012
__________________________

GENERAL INFORMATION

Introduction

The Board of Directors of Western Refining, Inc. (the "Board") is soliciting proxies to be voted at the 2012 Annual Meeting of Shareholders of Western Refining, Inc. (the "Annual Meeting") to be held on Friday, June 8, 2012, at the Plaza Theater, located at 125 Pioneer Plaza, El Paso, Texas 79901, beginning at 8:30 a.m. MDT and at any adjournment(s) or postponement(s) of the Annual Meeting. We are mailing the Notice of Internet Availability of Proxy Materials (the "Notice") to all shareholders of record at the close of business on April 13, 2012, on or about Wednesday, April 25, 2012. On this date, you will have the ability to access all of our proxy materials and our 2011 Annual Report online at www.proxydocs.com/wnr. At the Annual Meeting, shareholders will vote to elect three Class I directors and to ratify the appointment of Deloitte & Touche LLP ("Deloitte") as the Company's independent auditors for 2012. Shareholders will also consider any other matters that may properly come before the Annual Meeting.

How does the Board recommend that I vote?

The Board recommends a vote:

•	FOR the nominees for director; and

•	FOR the ratification of Deloitte as the Company's independent auditors for 2012.

Who is entitled to vote at the Annual Meeting?

The Board has set April 13, 2012, as the record date for the Annual Meeting. If you were a shareholder at the close of business on April 13, 2012, you are entitled to vote at the Annual Meeting. As of the record date, 90,814,773 shares of the common stock of Western Refining, Inc. were issued and eligible to vote at the Annual Meeting. There were 86 shareholders of record. Holders of the Company's common stock are entitled to one vote per share, exercisable in person or by proxy. Therefore, a total of 90,814,773 votes are entitled to be cast at the Annual Meeting. Shareholders do not have cumulative voting rights.

How many shares must be present to hold the Annual Meeting?

In accordance with the Company's Bylaws, shares equal to at least a majority of its outstanding shares of common stock as of the record date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a quorum. Your shares are counted as present at the Annual Meeting if:

•	You have voted online in accordance with the instructions set forth in this Proxy Statement; or

•	You have voted by telephone in accordance with the instructions set forth in this Proxy Statement; or

•	You have properly submitted a proxy card by mail; or

•	You are present and vote in person at the Annual Meeting.

Votes withheld from any nominee will be counted for purposes of determining the presence or absence of a quorum for transaction of business at the Annual Meeting. The Company does not, however, count broker non-votes in determining whether a quorum is present. Broker non-votes are discussed below.

How do I vote my shares?

If you were a shareholder of record at the close of business on April 13, 2012, you can vote your shares by any one of the following methods:

1.	online at www.proxypush.com/wnr; or

2.	by telephone at 866-390-5269; or

3.	in the event you received a paper copy of the proxy materials, by signing and returning your proxy card; or

4.	by attending the Annual Meeting in person and completing a floor ballot.

Even if you currently plan to attend the Annual Meeting, the Company recommends that you also submit your proxy by one of the methods described in items (1) through (3) above so that your vote will be counted if you later decide not to attend the Annual Meeting. If you hold your shares in street name, you may vote your shares in person at the Annual Meeting only if you obtain a signed letter or other proxy from your brokerage firm, bank or other nominee giving you the right to vote the shares at the Annual Meeting.

Can I change or revoke my vote after submitting my proxy?

Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the Annual Meeting. You can change your vote in any of the following ways:

•	delivering to the Company's Secretary a written revocation notice with a date later than the date of your proxy card;

•	signing and delivering to the Company's Secretary a later-dated proxy relating to the same shares; or

•
attending the Annual Meeting in person and either submitting a new proxy card or submitting a written revocation at the Annual Meeting and then voting your shares in person by completing a floor ballot.

How can I attend the Annual Meeting?

Space limitations make it necessary to limit attendance at the Annual Meeting to shareholders, though each shareholder may be accompanied by one guest. Admission to the Annual Meeting will be on a first-come, first-served basis. Registration and seating will begin at 8:00 a.m. MDT. Shareholders must present valid picture identification, such as a driver's license or passport, before being admitted to the Annual Meeting. If you hold your shares in street name, you will also need proof of ownership in order to attend the Annual Meeting. A recent brokerage statement or letter from the brokerage firm, bank or nominee are examples of proof of ownership. Cameras, recording devices and other similar electronic devices are prohibited.

Why have I received the Notice? How do I request a paper copy of the proxy materials and 2011 Annual Report?

Pursuant to rules adopted by the Securities and Exchange Commission (the "SEC"), the Company has elected to provide its proxy materials over the Internet. Accordingly, the Company has sent a Notice to its shareholders. All shareholders may access the proxy materials on the website referred to in the Notice: www.proxydocs.com/wnr. Shareholders may also request a paper copy of the proxy materials by sending an email containing the 12 digit control number included on the Notice to paper@investorelections.com, by calling 866-648-8133, by requesting a paper copy online at www.investorelections.com/wnr or by writing to: Lowry Barfield, Secretary, at the Company's corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901. Instructions on how to access the proxy materials online or request a paper copy of the proxy materials may also be found in the Notice. In addition, shareholders may request paper copies of proxy materials or to receive proxy materials by email on an ongoing basis. The Company encourages shareholders to access the proxy materials online to help reduce the costs the Company incurs in printing and mailing paper copies of the proxy materials.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank or other nominee, then the brokerage firm, bank or other nominee is considered to be the shareholder of record with respect to those shares. You, however, are still considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct their brokerage firm, bank or other nominee how to vote their shares.

What is a broker non-vote?

If you hold your shares in street name and do not provide voting instructions to your brokerage firm, bank or nominee, your shares will not be voted on any proposal on which your brokerage firm, bank or nominee does not have discretionary authority to vote under the rules of the New York Stock Exchange ("NYSE"). In this situation, a "broker non-vote" occurs. Of the two Proposals included in this Proxy Statement, Proposal 1 is a "non-discretionary" item, and absent specific voting instructions from beneficial owners, NYSE member brokerage firms, banks or nominees may not vote on this Proposal. Proposal 2 is a "discretionary" item and, absent specific voting instructions from beneficial owners, NYSE member brokerage firms, banks or nominees may vote on this Proposal in their discretion.

What vote is required for the matters brought before the Annual Meeting?

The affirmative vote of holders of a plurality of the common stock present or represented by proxy at the Annual Meeting and entitled to vote is required for the election of each director nominee. Therefore, abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors. For ratification of the independent auditor and any other matters presented for a vote of shareholders, the affirmative vote of holders of a majority of the common stock present or represented by proxy at the meeting and entitled to vote is required. Therefore, on any such matters, abstentions have the effect of a negative vote, and broker non-votes will not be taken into account.

How are votes counted?

In advance of the meeting, the Company will appoint an inspector of elections to count all the votes cast at the meeting and to report on the results. The inspector of elections will tabulate all votes cast in person, online, by telephone or by submission of a properly executed proxy before the closing of the polls at the Annual Meeting.

What if I submit my proxy but I do not specify how I want my shares voted?

If you do not specify how you want to vote your shares, the Company will vote them:

•	FOR the nominees for director; and

•	FOR the ratification of Deloitte as the Company's independent auditors for 2012.

If other matters requiring the vote of shareholders properly come before the Annual Meeting, it is the intention of the persons named on the proxy card to vote proxies held by them in accordance with their best judgment.

Who pays for the cost of proxy preparation and solicitation?

The Company will pay all costs of proxy preparation and solicitation. The Company may also distribute proxy materials through brokerage firms, custodians and other similar parties to the owners of the Company's stock, and will reimburse such parties for their reasonable, out-of-pocket expenses incurred in forwarding proxy materials to the Company's shareholders.

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to be Held on June 8, 2012.

This Proxy Statement and other proxy materials, as well as the Company's 2011 Annual Report, are available at www.proxydocs.com/wnr. The Company encourages you to access and review all of the important information contained in the proxy materials before voting. If you want to receive an additional paper or email copy of the proxy materials and the Company's 2011 Annual Report, you must request one. There is no charge to you for requesting an additional copy. Please make your request for an additional copy by sending an email containing the 12 digit control number included on the Notice of Internet Availability of Proxy Materials you received to paper@investorelections.com, by calling 866-648-8133, by requesting a paper copy online at www.investorelections.com/wnr or by writing to Lowry Barfield, Secretary, at the Company's corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901 on or before May 20, 2012, to facilitate delivery before the Annual Meeting.

THE BOARD AND ITS COMMITTEES

Leadership Structure

During 2011, the Board consisted of five independent outside directors and three employee directors. On January 3, 2012, the Board, upon the recommendation of the Nominating and Corporate Governance Committee (the "Governance Committee"), appointed Sigmund L. Cornelius to the Board as an additional independent outside director. The Board is led by the Company's Chairman of the Board, Paul L. Foster. In January 2010, the Board separated the position of Chairman of the Board from the position of Chief Executive Officer by naming Mr. Foster as Executive Chairman of the Company and appointing Jeff A. Stevens as President and Chief Executive Officer. This action has enabled Mr. Stevens to focus his time and attention on leading the Company, and allowed Mr. Foster to focus on leading the Board while still working with Mr. Stevens and other members of the Company's executive management to provide high-level strategy and guidance for the Company. Mr. Foster and Mr. Stevens have an excellent working relationship and utilize their combined 59 years' experience in petroleum refining and marketing to provide sound and effective stewardship of both the Company and its Board. In accordance with the Company's Bylaws and Corporate Governance Guidelines, the Governance Committee and the Board will continue to periodically evaluate the Company's leadership structure. While the Board believes separation of the roles of Chief Executive Officer and Chairman of the Board is best for the Company and its shareholders at this time, its Bylaws permit those roles to be filled by the same or different individuals. This allows the Board flexibility to determine from time to time whether the two roles should be combined or separated based upon circumstances. While the Board recognizes that different structures may be appropriate for companies in different situations, the Board is confident that its current leadership structure is best for the Company and its shareholders at this time.

The Board

The Board meets throughout the year on a set schedule. The Board also holds special meetings and acts by unanimous written consent from time to time, as appropriate. The independent outside directors regularly meet in executive sessions. Carin M. Barth presides at these executive sessions. The Board held twelve meetings during fiscal year 2011 and acted pursuant to written consents in lieu of meetings on five occasions. Each director is expected to attend each meeting of the Board, those committees on which he or she serves and each annual meeting of shareholders. In 2011, all directors attended at least 75% of the meetings of the Board and the committees on which such directors served. All directors except William D. Sanders attended the 2011 Annual Meeting of Shareholders.

Independent Directors

The Board has affirmatively determined that Ms. Barth, Mr. Cornelius, L. Frederick Francis, Brian J. Hogan, Mr. Sanders and Ralph A. Schmidt are independent under the rules and regulations of the NYSE, the SEC and Company guidelines. In reaching that determination, the Board affirmatively determined that the individuals it considers independent have no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. The Board based this determination on a review of all of the relevant facts and circumstances, including the responses of the directors to questions regarding their employment history, compensation, affiliations, and family and other relationships.

Committees of the Board

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Governance Committee. Each of these standing committees has a written charter that may be found on the Company's website at www.wnr.com. In addition, paper copies of the charters are available free of charge to all shareholders by calling (915) 534-1400 or by writing to Lowry Barfield, Secretary, at the Company's corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901. All of the members of each of the Company's committees are independent and outside directors as defined by the rules and regulations of the NYSE, the SEC and Company guidelines, as applicable. The following table shows the committees on which each director serves:

Director	Audit	Compensation	Governance

Carin M. Barth	C	X	X
Sigmund L. Cornelius	—	X	X
Paul L. Foster	—	—	—
L. Frederick Francis	X	C	X
Brian J. Hogan	X	X	C
William D. Sanders	—	X	X
Ralph A. Schmidt	—	X	X
Jeff A. Stevens	—	—	—
Scott D. Weaver	—	—	—

C — Chairperson
X — Member

Audit Committee.  The Audit Committee met eight times during fiscal year 2011, either in person or by telephone. Among other responsibilities, the Audit Committee:

•	Directly hires and replaces the independent auditors as appropriate;

•	Evaluates the performance of, independence of, and pre-approves the services provided by, the independent auditors;

•	Discusses the Company's accounting principles and financial reporting procedures with management, internal auditors and independent auditors;

•
Reviews with management, internal auditors and independent auditors the Company's annual and quarterly financial statements and recommends to the Board whether the annual financial statements should be included in the Company's annual report;

•	Oversees the internal auditing function, processes and controls and compliance by the Company with certain legal and regulatory requirements;

•
Establishes procedures for and oversees handling complaints regarding accounting, internal accounting controls and auditing matters, including procedures for the confidential, anonymous submission by employees of the Company of concerns regarding accounting or auditing matters;

•	Reviews and assesses the Company's policies and practices with respect to risk assessment and risk management; and

•	Prepares the Audit Committee report that SEC rules require to be included in the Company's annual proxy statement.

In performing its functions and to promote the independence of the audit, the Audit Committee consults separately and jointly with the independent auditors, the Company's internal auditors and management. The Board has determined that Ms. Barth is an “audit committee financial expert” as that term is defined in the rules and regulations of the SEC.

Compensation Committee.  The Compensation Committee met five times in fiscal year 2011, either in person or by telephone, and acted pursuant to a written consent in lieu of meeting on one occasion. Among other responsibilities, the Compensation Committee:

•	Reviews and approves the Company's compensation and benefits policies generally, including any incentive compensation and equity-based plans that are subject to Board approval;

•	Reviews and approves all compensation for the CEO and each of the Company's executive officers;

•	Reviews and makes recommendations to the Board with respect to the compensation of non-employee directors;

•	Reviews the succession plan for the CEO and, in consultation with the CEO, periodically reviews the succession planning for the other executive officers;

•	Reviews and assesses risks arising from the Company's compensation policies and practices; and

•
Prepares the Compensation Committee report required by SEC rules to be included in the Company's annual proxy statement and reviews and discusses the Compensation Discussion and Analysis (the “CD&A”) with management and recommends to the Board its inclusion in the Company's annual proxy statement.

Governance Committee.  The Governance Committee met five times in fiscal year 2011, either in person or by telephone. Among other responsibilities, the Governance Committee:

•
Identifies individuals believed to be qualified to become members of the Board and recommends to the Board the nominees to stand for election as directors at the annual meetings of shareholders, or to fill any vacancies or newly created directorships that may occur between such meetings;

•
Makes recommendations to the Board as to changes that the Governance Committee believes to be desirable to the size of the Board and any committee of the Board and to the types of committees of the Board;

•	Makes recommendations to the Board regarding the composition of the committees of the Board and considers the rotation of committee members and committee chairs;

•	Makes recommendations to the Board as to determinations of director independence;

•	Adopts and reviews policies and procedures regarding the consideration of candidates recommended by shareholders;

•	Develops and recommends to the Board Corporate Governance Guidelines, and various codes of business conduct and ethics and reviews and oversees compliance with such guidelines and codes; and

•	Leads the Board and its committees in their annual self-evaluation procedures.

Risk Oversight

The Board considers oversight of risk management efforts to be a responsibility of the entire Board as well as its committees. The Board's role in risk oversight includes receiving regular reports from its committees and members of senior management on areas of material risk to the Company, including operational, financial, liquidity, credit, legal and regulatory, strategic, commercial, enterprise and reputational risks. The Board (or the appropriate committee, in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate members of management to enable the Board and, as appropriate, its committees to understand risk identification, risk management and risk mitigation strategies. When a report is reviewed at the committee level, the chairperson of that committee subsequently reports on the matter to the Board. This enables the Board and its committees to coordinate the Board's risk oversight role.

The Audit Committee assists the Board in monitoring and assessing the Company's financial, commercial, liquidity, credit, regulatory, enterprise and other risks and in developing guidelines and policies to govern processes for managing these risks. The Audit Committee discusses the Company's policies with respect to risk assessment and risk management in general, as well as with respect to the specific risks overseen by the Audit Committee. The Audit Committee also regularly discusses risk management in the context of compliance and internal controls. In addition, in May 2010, the Company formed the Enterprise Risk and Compliance Committee (the "ERCC"). The ERCC is comprised of key management employees from each business unit and meets regularly to evaluate the Company's risks as well as its compliance with significant applicable legal, ethical and regulatory requirements. The ERCC regularly reports to the Audit Committee and its chair, Ms. Barth, on its meetings and activities, as well as the Company's policies and procedures regarding risk and compliance, training on those policies and procedures, and auditing and enforcement of those policies and procedures. The Audit Committee regularly reports to the Board on its discussions and oversight relating to risk as well as the discussions and oversight of the ERCC.

The Governance Committee assists the Board in monitoring the Company's risks incident to its board and committee structures and governance structures and processes. The Governance Committee discusses risk management in the context of general governance matters, Board succession planning and committee service by directors, among other topics. The Governance Committee regularly reports on its discussions and oversight to the Board.

The Compensation Committee assists the Board in monitoring the risks associated with the Company's compensation programs and practices as well as executive officer succession planning. The Compensation Committee reviews the design and goals of the Company's compensation programs and practices in the context of possible risks to the Company's financial and reputational well-being as well as possible risks to the continuity of the Company's management. The Compensation Committee regularly reports on its discussions and oversight to the Board.

Diversity

While the Company does not have a specific policy regarding diversity of its Board members and nominees, over the years the Governance Committee has sought and nominated candidates with varying viewpoints, professional experiences, backgrounds, education, skill sets and gender. Among other criteria, the Governance Committee seeks candidates who: have business and/or professional knowledge and experience applicable to the Company; are well regarded in their communities with a long-term, good reputation for the highest ethical standards; possess common sense and good judgment; have a positive record of accomplishment in present and prior positions; have an excellent reputation for preparation, attendance, participation, interest and initiative on other boards on which they may serve; and have the time, energy, interest and willingness to become involved in the Company's business and future. The Governance Committee periodically assesses whether the Board and its Committees possess the right diversity of skills and backgrounds for the current issues facing the Company, including through its annual Board and Committee Self-Assessment Questionnaires.

Corporate Governance Guidelines

The Company has adopted a set of Corporate Governance Guidelines. A copy of the Corporate Governance Guidelines may be found on the Company's website at www.wnr.com. In addition, paper copies of the Corporate Governance Guidelines are available to all shareholders free of charge by calling (915) 534-1400 or by writing to Lowry Barfield, Secretary, at the Company's corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901. The guidelines set out the Company's and the Board's thoughts on, among other things, the following:

•	The role of the Board and management;

•	The functions of the Board and its committees and the expectations the Company has for its directors;

•	The selection of directors, the Chairman of the Board and the Chief Executive Officer;

•	Election terms, retirement of directors, stock ownership requirements and management succession;

•	Compensation of directors; and

•	Evaluation of director performance.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all directors, executives and employees and a Code of Ethics for Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. These Codes are posted on the Company's website at www.wnr.com. In addition, paper copies of these codes are available to all shareholders free of charge by calling (915) 534-1400 or by writing to Lowry Barfield, Secretary, at the Company's corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901. Within the time period required by the SEC and the NYSE, the Company will post on its website at www.wnr.com any amendments to these codes and any waiver applicable to any of the Company's Chief Executive Officer, Chief Financial Officer or Principal Accounting Officer.

Communications with the Board

The Board has established a process for interested parties to communicate with the Board including the non-management directors. Any interested party wishing to communicate with the Board or the non-management directors as a group should send any communication to the Company's Secretary, at the Company's corporate headquarters, located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901. The Secretary will forward such communication to the Board or to any individual director or directors to whom the communication is directed, unless the Secretary determines that the communication does not relate to Company business or affairs or the functioning or constitution of the full Board or any of its committees, relates to routine or insignificant matters that do not warrant the attention of the directors, is an advertisement or other commercial solicitation or communication, is frivolous or offensive or is otherwise not appropriate for delivery to the directors. The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made through the Secretary and only in accordance with the Company's policies and procedures as well as all applicable law and regulations relating to the disclosure of information.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees

The Company currently has nine directors. The Company's Board is divided into three classes. As of the date hereof, there are three Class I directors (Sigmund L. Cornelius, Brian J. Hogan and Scott D. Weaver), three Class II directors (William D. Sanders, Ralph A. Schmidt and Jeff A. Stevens) and three Class III directors (Carin M. Barth, Paul L. Foster and L. Frederick Francis). The term of each class of director is three years, with the term of one class expiring at each of the Company's annual meetings of shareholders. The current term of office of the Class I directors expires at the 2012 Annual Meeting.

The Nomination Process

The Governance Committee has procedures for identifying and evaluating nominees to serve as directors. First, the Governance Committee determines the needs of the Board. Qualifications for consideration as a Board nominee vary according to the particular areas of expertise being sought as a complement to the existing Board composition. At a minimum, however, candidates must satisfy the following criteria:

•	have business and/or professional knowledge and experience applicable to the Company's business and the goals and perspectives of its shareholders;

•	be well regarded in the community, with a long-term, good reputation for the highest ethical standards;

•	have common sense and good judgment;

•	have a positive record of accomplishment in present and prior positions;

•	have an excellent reputation for preparation, attendance, participation, interest and initiative on other boards on which he or she may serve; and

•	have the time, energy, interest and willingness to become involved in the Company’s business and future.

The Governance Committee will consider nominees properly recommended by a shareholder who is entitled to vote at a meeting of shareholders called for the election of directors. Nominations made by a shareholder must be made by giving notice in writing to the Company's Secretary before the later to occur of: (i) 60 days prior to the date of the meeting of shareholders called for the election of directors; or (ii) 10 days after the Board makes public disclosure of the date of such meeting. In no event shall the public disclosure of an adjournment or postponement of an annual meeting of shareholders commence a new time period for the giving of a shareholder's notice as described above. Such shareholder's notice must set forth the following information as to each person whom the shareholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of such person; (ii) the principal occupation or employment of such person; (iii) the class and number of shares of capital stock of the Company that are then beneficially owned by such person; (iv) any other information relating to such person that is required by law or regulation to be disclosed in solicitations of proxies for the election of directors; and (v) such person's written consent to being named as a nominee for election as a director and to serve as a director if elected. Such shareholder’s notice must also set forth the following information as to the shareholder giving the notice: (i) the name and address, as they appear in the Company's stock records, of such shareholder; (ii) the class and number of shares of capital stock of the Company that are then beneficially owned by such shareholder; (iii) a description of all arrangements or understandings between such shareholder and each nominee for election as a director and any other person or persons (naming such person or persons) relating to the nomination proposed to be made by such shareholder; and (iv) any other information required by law or regulation to be provided by a shareholder intending to nominate a person for election as a director of the Company. The Governance Committee does not evaluate potential nominees for director differently based on whether they are recommended by the Company's officers or directors or by a shareholder.

The Governance Committee recommended to the Board the nomination of Mr. Cornelius, Mr. Hogan and Mr. Weaver for director at the 2012 Annual Meeting of Shareholders. Based on the Governance Committee's recommendations, the Board nominated all three individuals for election to Class I directorships at the 2012 Annual Meeting to serve for a three-year term expiring at the annual meeting of shareholders in 2015. Mr. Hogan and Mr. Weaver are standing for re-election. Mr. Cornelius is standing for election after having been appointed to the Board in January 2012. Mr. Cornelius was first identified as a potential Board candidate by Jennie Baker, who had been retained to assist in identifying suitable potential independent candidates for directorship. Mr. Cornelius, Mr. Hogan and Mr. Weaver have each consented to being named as nominees and have indicated their intention to serve if elected. The Board has affirmatively determined that Mr. Cornelius and Mr. Hogan are independent under the rules and regulations of the NYSE, the SEC and Company guidelines. All of the nominees are currently serving as directors and a brief description of their business experience is set forth below.

Unless otherwise instructed, the proxy holders will vote for the election of Mr. Cornelius, Mr. Hogan and Mr. Weaver. If for any reason any of the nominees should become unable to serve as a director prior to the Annual Meeting, the proxy holders may vote for the election of a substitute nominee designated by the Board.

	Age
Nominee	(as of March 31, 2012)	Principal Occupation and Business Experience
Sigmund L. Cornelius	57
Sigmund L. Cornelius has served as a director of the Company since January 2012, when he was appointed to the Board upon recommendation of the Governance Committee. Mr. Cornelius has over thirty years' experience in the oil and gas industry working in various positions with ConocoPhillips, a Houston-based integrated oil and gas company, from 1980 to 2010. From October 2008 to December 2010, Mr. Cornelius served as Senior Vice President, Finance and Chief Financial Officer of ConocoPhillips. Prior to that, he served as Senior Vice President, Planning, Strategy and Corporate Affairs of ConocoPhillips since September 2007, having previously served as President, Exploration and Production - Lower 48 since 2006. He served as President, Global Gas of ConocoPhillips since 2004 and prior to that served as President, Lower 48 Latin America and Midstream since 2003. From 1980 to 2003, he served in a number of commercial, operational and administrative positions in the Midstream and Upstream businesses in both domestic and international locations. Mr. Cornelius currently serves on the boards of directors of Carbo Ceramics, Inc., a publicly traded manufacturing company; USEC Inc., a publicly traded global energy company; Parallel Energy Trust, a Canadian oil and gas producer; and NiSource Inc., a publicly traded energy company. Mr. Cornelius served as a director of DCP Midstream GP, LLC from November 2007 to October 2008. Except as listed above, Mr. Cornelius has not served as a director of a publicly traded company or a registered investment company in the past five years. Mr. Cornelius' extensive experience in the oil and gas industry including service in various financial, commercial, operational and administrative positions over the past thirty years, as well as his Board service on other public company boards, are key attributes, among others, that make him well qualified to serve as a director of the Company.

Brian J. Hogan	50
Brian J. Hogan has served as a director of the Company since January 2006. Since 1986, he has served as an officer of, and since 1990 as President of, Hogan Truck Leasing, Inc., a full-service truck leasing and transportation company. Mr. Hogan also serves as a director and Chairman of AmeriQuest Corp., a transportation and logistics resource company. In addition, he serves as a board member of Parkside Bank and Trust, on various transportation and leasing industry professional association boards and on various charitable organization boards. In the past five years, Mr. Hogan has not served as a director of a publicly traded company other than the Company or as a director of a registered investment company. Mr. Hogan's experience with transportation and logistics matters, his experience in operating a truck leasing and transportation company and his previous experience serving on various bank executive committees are key attributes that make him well qualified to serve as a director of the Company.

Scott D. Weaver	53
Scott D. Weaver has served as a director of the Company since September 2005. Mr. Weaver has served as one of the Company's executive officers since September 2005, and is currently a Vice President, Assistant Secretary and Assistant Treasurer of the Company. From 2000 to August 2005, he served as Chief Financial Officer, Treasurer and Secretary of one of the Company's affiliates. Mr. Weaver also served as Chief Administrative Officer from September 2005 to December 2007 and as interim Treasurer from September 2009 to January 2010. Mr. Weaver currently serves on the boards of directors of Encore Wire Corporation, a publicly traded copper wire manufacturing company; WIG Holdings, Inc., a privately held insurance holding company; AmerTac Corporation, a privately held consumer products company; and Vomaris Innovations, Inc., a privately held medical device company. Except as listed above, Mr. Weaver has not served as a director of a public company or a registered investment company in the past five years. Mr. Weaver's experience in having served as the Chief Financial Officer of another public entity, his experience in serving as the Chief Financial Officer, Treasurer and Secretary of one of the Company's affiliates, his extensive background and knowledge of the operations of the Company and his knowledge of public company finance matters are key attributes that make him well qualified to serve as a director of the Company.

The Board unanimously recommends a vote FOR its nominees for director.

Other Directors
The Board's other directors whose terms will continue after the Annual Meeting are listed below:

	Age
Name	(as of March 31, 2012)	Position	Class (1)
Carin M. Barth	49	Director	III - 2014
Paul L. Foster	54	Chairman of the Board, Director and Executive Chairman	III - 2014
L. Frederick Francis	55	Director	III - 2014
William D. Sanders	70	Director	II - 2013
Ralph A. Schmidt	65	Director	II - 2013
Jeff A. Stevens	48	Director, President and Chief Executive Officer	II - 2013
_______________________________________

(1)
Each director's term of office expires in the year set forth opposite his or her name. Each director serves until his or her successor is chosen and qualified or until his or her earlier resignation or removal.

Carin Marcy Barth has served as a director of the Company since March 2006. Ms. Barth is President of LB Capital, Inc., a firm she co-founded in 1988. Currently, Ms. Barth serves on the boards of directors of Encore Bancshares, Inc.; the Methodist Hospital Research Institute; the Ronald McDonald House of Houston; Strategic Growth Bank Incorporated and its affiliate, Capital Bank. In March 2008, she was appointed a Commissioner to the Department of Public Safety for the State of Texas. She served as a member of the Board of Regents of Texas Tech University from 1999 to 2005 and was Chairman of the University's endowment from 2001 to 2005 and 2006 to 2010. During 2004 to 2005, Ms. Barth took a leave of absence from LB Capital, Inc., to serve as Chief Financial Officer of the U.S. Department of Housing and Urban Development in Washington, D.C. From September 2006 to July 2007, she also served as Interim Senior Vice President of Finance and Administration (CFO) at Texas Southern University. Ms. Barth also served as a director of Amegy Bank of Texas from 2001 to 2005. Except as listed above, Ms. Barth has not served as a director of a publicly traded company or a registered investment company in the past five years. Ms. Barth's experience in varied financial matters, including as chief financial officer for several entities, her experience with mergers and acquisitions, her experience in operating a private capital company and her service on numerous public and private company boards are key attributes, among others, that make her well qualified to serve as a director of the Company.

Paul L. Foster has served as Chairman of the Company's Board since September 2005. Mr. Foster served as the Company's Chief Executive Officer from September 2005 until January 2010, when he was appointed Executive Chairman of the Company. Mr. Foster also served as President from September 2005 to February 2009. Previously, Mr. Foster was the President and Chief Executive Officer of one of the Company's affiliates. Mr. Foster has served on the board of directors of the University of Texas System Board of Regents since 2007, where he is currently Vice Chairman. He also serves on the board of directors of WestStar Bank, formerly Bank of the West, an El Paso-based bank; on the board of directors of Vomaris Innovations, Inc., a privately held medical device company; as Chairman of the board of directors of the University of Texas Investment Management Company (UTIMCO); and on various other civic and professional organizations. Mr. Foster has spent virtually his entire career working in the refined product production and marketing industry. He is the original founder of the Company and has been involved in all aspects of the Company's operations since 2005 and in all aspects of its affiliates' operations since 1997. In the past five years, Mr. Foster has not served as a director of a publicly traded company other than the Company or as a director of a registered investment company. Mr. Foster's extensive understanding of the production and marketing of refined products and his extensive history with and shareholdings in the Company are key attributes, among others, that make him well qualified to serve as a director of the Company.

L. Frederick Francis has served as a director of the Company since February 2006. He is Executive Chairman of WestStar Bank, formerly Bank of the West, an El Paso-based bank. Mr. Francis is also Chairman of Francis Properties. In addition, he serves on the board of directors of the Medical Center of the Americas Foundation, the Board of Regents of the Texas Tech University System, where he is a past Chairman, and the board of directors of Sierra Medical Center/Providence Memorial Hospital, where he is also a past Chairman. He also serves on the boards of many other civic and charitable organizations. In the past five years, Mr. Francis has not served as a director of a publicly traded company other than the Company or as a director of a registered investment company. Mr. Francis' experience in running and working with financial institutions, his extensive background in working with financial matters and his experience on numerous boards of directors are key attributes that make him well qualified to serve as a director of the Company.

William D. Sanders has served as a director of the Company since February 2007. Mr. Sanders is Chairman of Strategic Management Partners and Strategic Growth Bank Incorporated (also serving as a director of its affiliate Capital Bank). He is also a Director of Verde Realty which is a real estate investment trust focused on the U.S.-Mexico border region. Additionally, he is a Director of Electric Infrastructure Alliance of America, L.L.C., Gas Infrastructure Alliance of America, L.L.C. and a Trustee of the Borderplex Community Trust, a civically-formed real estate investment trust organized to acquire, develop and manage real estate in the downtown El Paso, Texas area. Previously Mr. Sanders was the founder, Chairman and Chief Executive Officer of Security Capital Group Incorporated, which was sold to GE Capital Corporation in 2002. Founded in 1991, Security Capital had controlling interests in eighteen public and private fully-integrated real estate operating companies, eight of which were NYSE-listed companies. He is a past Chairman of the National Association of Real Estate Investment Trusts (NAREIT) and also served on the Board of Trustees of the University of Chicago. He currently is Trustee Emeritus of the Cornell University Board of Trustees. Except as listed above, Mr. Sanders has not served as a director of a publicly traded company or a registered investment company in the past five years. Mr. Sanders' extensive experience in successfully building and managing public companies, understanding public company governance issues, leadership positions in numerous organizations and extensive experience in real estate investment and development are key attributes, among others, which make him well qualified to serve as a director of the Company.
Ralph A. Schmidt has served as a director of the Company since February 2006. He joined one of the Company's affiliates in July 2001 as Vice President-Refining and became the Company's Chief Operating Officer in September 2005, a position he held until his retirement in August 2006. Mr. Schmidt has spent his entire working career since 1969 in refinery operations and marketing of refined products. He has been a hands-on refinery manager at seven refineries in the United States and Europe during that time frame. He is extremely familiar with the various regulatory and operational issues confronted by independent refiners on a daily basis, and holds a Texas Professional Engineers License. In the past five years, Mr. Schmidt has not served as a director of a publicly traded company other than the Company or as a director of a registered investment company. Mr. Schmidt's direct experience in the operation and expansion of the Company's El Paso Refinery, as well as his career-long successful operation of numerous refineries are key attributes, among others, that make him well qualified to serve as a director of the Company.

Jeff A. Stevens has served as a director of the Company since September 2005, as the Company's President since February 2009 and as Chief Executive Officer since January 2010. Previously, Mr. Stevens served as Chief Operating Officer since April 2008, as Executive Vice President of the Company since September 2005 and as Executive Vice President of one of the Company's affiliates since 2000. Mr. Stevens also serves on the board of directors of Vomaris Innovations, Inc., a privately held medical device company. Mr. Stevens has spent his entire career working in the refined product production and marketing industry. He has been involved in all aspects of the Company's operations since 2005 and in all aspects of its affiliates' operations since 2000. In the past five years, Mr. Stevens has not served as a director of a publicly traded company other than the Company or as a director of a registered investment company. Mr. Stevens' extensive understanding of the production and marketing of refined products and his extensive history with the Company are key attributes, among others, that make him well qualified to serve as a director of the Company.

2011 DIRECTOR COMPENSATION

Non-Employee Director Compensation Process

The compensation the Company pays to its non-employee directors is designed to attract and retain nationally recognized, highly qualified directors to lead the Company, to meaningfully align the interests of those directors with the interests of shareholders and to be demonstrably fair to both the Company and its non-employee directors. The general goal of the Board in setting non-employee director compensation is to compensate non-employee directors in the 50th percentile of the total compensation amounts paid to non-employee directors who serve on the boards of the Company's 2011 Compensation Peer Group as further discussed below. In setting non-employee director compensation, the Compensation Committee and the Board consider these factors, as well as the significant amount of time that directors spend fulfilling their duties to the Company, the skill and experience required of the directors, and other factors. Non-employee director compensation typically consists of a cash and equity component. All equity grants representing compensation for non-employee directors' service on the Board in 2011 were in the form of restricted share units ("RSUs") of the Company, which vest after twelve months and are subject to both price volatility and the possibility of forfeiture upon early termination of service on the Board.

The Compensation Committee evaluates non-employee director compensation and makes its recommendations to the Company's full Board, which then sets the non-employee director compensation. In developing and making its recommendations to the Board, the Compensation Committee follows a process similar to the process it follows for setting named executive officer compensation, which is discussed under "Compensation Discussion & Analysis" below. The Compensation Committee relies upon various sources of information and advice including the advice of independent consultants, comparative surveys, a proprietary database provided by Equilar, Inc., the current economic conditions and industry environment in which the Company operates and the Compensation Committee members' common sense, experience and judgment. The Compensation Committee generally expects to have full reports and recommendations provided by an independent compensation consultant every three years. In years when reports from independent compensation consultants are not provided, the Compensation Committee relies upon the other sources and factors referenced above. To the extent the Compensation Committee perceives there are major shifts in compensation trends or desires to make significant modifications to non-employee director compensation, the Compensation Committee may decide, in its discretion, to retain independent compensation consultants to provide full or partial reports and analyses more often than the three-year target mentioned above.

Non-Employee Director Compensation for 2011

The Compensation Process for 2011

The Compensation Committee compared the non-employee director compensation for 2011 to the same 2011 compensation peer group (the "2011 Compensation Peer Group") used for the named executive officers, which is discussed under “Compensation Discussion & Analysis.” This 2011 Compensation Peer Group consists of the following nine companies:

•	Ashland Inc.

•	CVR Energy Inc.

•	Eastman Chemical Co.

•	El Paso Corp.

•	HollyFrontier Corp. (1)

•	Sunoco Inc.

•	Tesoro Corp.

•	Valero Energy Corp.

•	Williams Companies, Inc.
_______________________________________

(1)	In July 2011, Frontier Oil Corp. and Holly Corp. merged, resulting in HollyFrontier Corp.

The Compensation Committee believes this 2011 Compensation Peer Group is representative of companies with which the Company competes for talent in the Company's industry or in similar highly regulated manufacturing and processing industries. The revenues of these companies ranged from $4.1 billion to $82.2 billion for the last fiscal year prior to their inclusion in this 2011 Compensation Peer Group (2010).  The Company's revenue in 2010 was $8.0 billion.

Non-Employee Director Compensation for 2011

The amount of non-employee director compensation approved by the Board has remained unchanged since 2009.

For 2011, on the recommendation of the Compensation Committee, the Board resolved to pay each non-employee director an annual cash retainer of $40,000, an annual RSU grant vesting after one year with a market value at the time of grant of $100,000, a cash fee of $1,500 per Board or committee meeting attended and, for committee chairs, an additional cash fee equal to $15,000 for the Audit Committee chair and $10,000 for the chairs of the Compensation and Governance Committees. In addition, on recommendation of the Compensation Committee, each non-employee director was given the option to receive some or all of his or her annual cash compensation in the form of RSUs of the Company equal to 150% of the cash amount, vesting after one year, and the option to defer the settlement of some or all of his or her 2011 compensation pursuant to the terms of the Western Refining, Inc. Non-Employee Director Deferred Compensation Plan (the "Director Deferred Compensation Plan"). All non-employee directors elected to receive all of their 2011 cash compensation in the form of RSUs equal to 150% of the cash amount and all elected to defer the settlement of all such compensation pursuant to the terms of the Director Deferred Compensation Plan. Based on the structure of non-employee director compensation approved by the Board and implemented by the Company discussed in footnote (1) to the "2011 Total Non-Employee Director Compensation Table" below, RSUs representing non-employee director compensation for their service during the first, second and third quarters of 2011, as well as their annual RSU grant, were granted on June 7 (annual), June 27 (Q1), September 27 (Q2) and December 27 (Q3), 2012. RSUs representing non-employee director compensation for their service during the fourth quarter of 2011 were granted on March 27, 2012, and will be included in the director compensation tables in the Company's 2012 proxy statement. In 2011, none of the Company's directors was granted or held any options or stock appreciation rights, and none participated in a Company pension plan.

The Board approved the amount of the 2011 non-employee director compensation as well as the structure of such compensation based on the recommendation of the Compensation Committee and in light of the economic and industry environment existing at the time. As noted above, this structure includes giving each non-employee director the option of taking some or all of his or her cash compensation in RSUs equal to 150% of the cash amount. The cash component was allowed to be converted to equity at a 50% premium based upon the recognition of the risk of both price volatility and forfeiture, in the event of a termination of Board service, associated with an equity award vesting after one year. The Board elected to utilize RSUs that vest after one year, instead of restricted stock awards that vest ratably over three years on the anniversary of the grant date as had been utilized in 2009 and 2010, following consultation with Pearl Meyer and in light of the Board's belief that shorter vesting periods maximize director independence by separating non-employee directors' compensation from their continued service on the Board. The Board considers non-employee director independence an important component of corporate governance, and believes this change further enhances its governance structure.

The Compensation Committee observed that the Company's 2011 average total non-employee director compensation was at the 32nd percentile of the 2010 average total non-employee director compensation of the 2011 Compensation Peer Group, excluding the impact of converting cash compensation to restricted stock equal to 150% of the cash amount. The Compensation Committee believes this is the most accurate comparison to the 2011 Compensation Peer Group. Including the impact of converting cash compensation to restricted stock equal to 150% of the cash amount, the Company's 2011 average total non-employee director compensation was at the 72nd percentile of the 2010 average total non-employee director compensation of the 2011 Compensation Peer Group.

The following table reflects all compensation granted to each non-employee director during 2011.

2011 TOTAL NON-EMPLOYEE DIRECTOR COMPENSATION

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
	($)	($)(1)(2) (3)	($)	($)	($)	($)	($)
Carin M. Barth	—	256,149	—	—	—	—	256,149
Sigmund L. Cornelius	—	—	—	—	—	—	—
L. Frederick Francis	—	246,900	—	—	—	—	246,900
Brian J. Hogan	—	247,402	—	—	—	—	247,402
William D. Sanders	—	208,409	—	—	—	—	208,409
Ralph A. Schmidt	—	216,178	—	—	—	—	216,178
_______________________________________

(1)	This table includes both restricted stock and RSUs, as follows:

a.
On March 28, 2011, Ms. Barth and Messrs. Francis, Hogan, Sanders and Schmidt each received grants of restricted stock representing such non-employee director's fourth quarter 2010 compensation. These grants vest ratably over three years on the anniversary of the grant date. The number of shares due to each director was calculated by multiplying the cash amount due to such director for the subject quarter by 150% and dividing that number by the the closing price of the Company's common stock on the second day following release of earnings for the fourth quarter 2011. Such shares are then granted to each director on the fourth business day before the end of the quarter immediately following the subject quarter, or March 28, 2011.

b.
On June 7, 2011, Ms. Barth and Messrs. Francis, Hogan, Sanders and Schmidt each received grants of 6,439 RSUs, representing their annual RSU grant of $100,000, based on the closing stock price on the grant date. On June 27, September 27 and December 27, 2011, Ms. Barth and Messrs. Francis, Hogan, Sanders and Schmidt each received RSU awards representing compensation for service during the first, second and third quarters of 2011, respectively. The number of RSUs awarded to each director was calculated by multiplying the cash amount due to such director for the subject quarter by 150% and dividing that number by the the closing price of the Company's common stock on the second day following release of earnings for the subject quarter. Such shares were then granted to each director on the fourth business day before the end of the quarter immediately following the subject quarter. Each of the RSUs awarded in 2011 will vest in full twelve months after the grant date.

(2)
Directors were each granted restricted stock and RSUs in 2011 as provided above. The grant date fair value is computed in accordance with Financial Accounting Standards Codification Topic 718, Compensation - Stock Compensation ("FASB ASC Topic 718"). The values for the restricted stock and RSU awards reflect the aggregate grant date fair values of the awards. The restricted stock grant awards will vest ratably over three years on the anniversary of the grant date, while the RSUs will vest in full twelve months after the grant date.

(3)
Of the restricted stock and RSUs granted to each non-employee director in 2011 disclosed in this column, $100,000 represents the annual restricted stock grant discussed above, which is not subject to the 150% cash conversion ratio described above. The remainder represents the cash compensation as converted to equity at 150% of the cash amount. The following table illustrates the 150% cash conversion ratio applied to cash compensation amounts calculated quarterly and converted to equity for each non-employee director.

	Cash Fees Subject to 150% Cash Conversion Ratio	1.5 Stock Conversion	Equity conversion calculated at March 4, 2011 closing price of $16.84	Equity conversion calculated at May 6, 2011 closing price of $16.23	Equity conversion calculated at August 5, 2011 closing price of $14.83	Equity conversion calculated as of November 4, 2011 closing price of $17.36	Total Aggregate Grant Date Value

Name	($)	($)	(#)				($)(a)
Carin M. Barth	111,000	166,500	2,672	2,218	3,186	2,203	156,149
Sigmund L. Cornelius	—	—	—	—	—	—	—
L. Frederick Francis	104,500	156,750	2,427	2,103	3,060	2,095	146,900
Brian J. Hogan	104,500	156,750	2,561	2,103	3,060	1,966	147,402
William D. Sanders	76,500	114,750	1,937	1,733	2,048	1,361	108,409
Ralph A. Schmidt	82,500	123,750	1,937	1,733	2,352	1,620	116,178

a.
The aggregate grant date value of restricted stock and RSUs granted was calculated by multiplying the number of shares for each subject quarter by $16.78, $16.60, $14.02, and $13.54, respectively, the closing price of a share of our common stock on the grant dates of March 28, June 27, September 27 and December 27, 2011, the fourth business day prior to the close of each respective financial quarter.

NON-EMPLOYEE DIRECTORS' OUTSTANDING EQUITY AWARDS AT FISCAL 2011 YEAR END

	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Name	(#)(1)	($)(2)
Carin M. Barth	57,521	764,454
Sigmund L. Cornleius	—	—
L. Frederick Francis	55,725	740,585
Brian J. Hogan	55,730	740,652
William D. Sanders	46,685	620,444
Ralph A. Schmidt	45,799	608,669
_______________________________________

(1)
Total number of shares or units of stock consists of grants of both restricted stock and RSUs. Equity awards of restricted stock generally vest ratably over three years on the anniversary of the grant date. Equity awards of RSUs granted to non-employee directors in 2011 will vest in full twelve months after the grant date.

(2)
The market value of these unvested shares of restricted stock and RSUs were calculated by multiplying the number of shares or units by $13.29, the closing price of a share of our common stock on December 30, 2011, the last business day of the fiscal year.

Mr. Cornelius received no compensation from the Company in 2011, as he did not serve as a director of the Company in 2011. Messrs. Foster, Stevens and Weaver, all of whom are officers of the Company, do not receive compensation for their service as directors. Mr. Stevens is a named executive officer and disclosure of his compensation is provided in the tables contained in the "Compensation Committee Report" below. All directors are reimbursed for all reasonable out-of-pocket expenses that they incur in attending meetings and serving on the Board.

Director Stock Ownership Requirements
On August 26, 2010, the Board amended its Corporate Governance Guidelines to include minimum stock ownership requirements for directors. Under these requirements, directors must own shares of common stock of the Company at a level equal to three times the director's annual cash retainer. These requirements must be met within five years of appointment or election, as the case may be, and may be satisfied with common stock that is owned directly by the director, indirectly (e.g., by a spouse or a trust), shares that are time-vested restricted stock, RSUs or shares that are held in a retirement or deferred compensation account. Unexercised options and unearned performance shares are not counted toward meeting these requirements. The Governance Committee is responsible for monitoring and enforcing these requirements. With the exception of Mr. Cornelius, all directors have satisfied these minimum stock ownership requirements at all times since their adoption. Mr. Cornelius is within the five-year window for satisfying these minimum stock ownership requirements.

IDENTIFICATION OF EXECUTIVE OFFICERS AND OTHER INFORMATION
Executive Officers
The Company's executive officers are as follows (as of March 31, 2012):

	Age as of
Name	March 31, 2012	Position
Paul L. Foster	54	Executive Chairman
Jeff A. Stevens	48	President and Chief Executive Officer
Mark J. Smith	52	President - Refining and Marketing
Gary R. Dalke	59	Chief Financial Officer
William R. Jewell	57	Chief Accounting Officer
Lowry Barfield	54	Senior Vice President - Legal, General Counsel and Secretary
Jeffrey S. Beyersdorfer	50	Senior Vice President - Treasurer, Director of Investor Relations and Assistant Secretary
Scott D. Weaver	53	Vice President, Assistant Treasurer and Assistant Secretary

See “Other Directors” for the biographies of Mr. Foster and Mr. Stevens and “Nominees” for the biography of Mr. Weaver.
Mark J. Smith has served as the Company's Executive Vice President - Refining since August 2006. On February 3, 2009, Mr. Smith was promoted to President - Refining and Marketing of the Company. From September 2000 to August 2006, Mr. Smith served as Vice President and General Manager, Lemont Refinery, for CITGO Petroleum Corporation, where he was responsible for all business and operational aspects of the Lemont business unit.
Gary R. Dalke has served as the Company's Chief Financial Officer since August 2005. Previously, from 2003 until August 2005, Mr. Dalke served as the Chief Accounting Officer of one of the Company's affiliates. From September 2005 to June 2007, Mr. Dalke also served as Treasurer.
William R. Jewell has served as the Company's Chief Accounting Officer since July 2007. From 2001 to 2007, Mr. Jewell was with KPMG LLP, where he last served as an Assurance Senior Manager.
Lowry Barfield served as the Company's primary outside counsel from 1999 until November 2005 when he joined the Company as Vice President - Legal, General Counsel and Secretary. In 2007, Mr. Barfield was promoted to Senior Vice President - Legal, General Counsel and Secretary.
Jeffrey S. Beyersdorfer has served as the Company's Senior Vice President - Treasurer, Director of Investor Relations and Assistant Secretary since January 2010. From 2008 to 2009, Mr. Beyersdorfer served as Corporate Treasurer of FMC Technologies, Inc., where he was responsible for treasury operations, balance sheet management, foreign exchange and risk management. From 2002 to 2007, Mr. Beyersdorfer served as Vice President - Treasurer of Smurfit-Stone Container Corporation, where he was responsible for treasury operations, balance sheet management, pension plans, credit and collections and risk management.

COMPENSATION DISCUSSION AND ANALYSIS

Overview and Objectives

The compensation the Company pays to its "named executive officers" (as defined below) is designed to compensate the Company's named executive officers in a way that meaningfully aligns their interests with the interests of shareholders, and includes:

•	producing long-term, positive results for the Company and its shareholders;

•	aligning named executive officers' compensation with the Company's short-term and long-term performance results with metrics to evaluate and reward performance;

•	having a compensation program that will attract and retain nationally recognized, highly qualified named executive officers to manage and lead the Company; and

•
providing incentive compensation to reward earnings growth, reliability, safety and environmental performance as well as achievement and implementation of specific Company goals that advance the interests of the Company and its shareholders.

It is the overall goal of the Compensation Committee to compensate named executive officers in a manner that is demonstrably fair to both the Company and the named executive officer in light of the performance of the Company, the contribution of that named executive officer to that performance and the competition the Company faces to attract and retain highly qualified named executive officers.

In 2011, the Company achieved a number of significant accomplishments led by this named executive officer management team, including:

•	Sale of the Yorktown refinery and an 82 mile segment of an underutilized crude oil pipeline in New Mexico for $220 million;

•	Retirement of the Company's floating rate notes, which reduced annual pre-tax interest costs by approximately $30 million;

•	Refinancing the revolver and term loans, resulting in lower interest rates, extended maturities and removal of financial maintenance covenants;

•	Strategically adding to the Company's crack spread hedging positions; and

•	Adding 59 sites to the Company's retail network and 10 sites to its cardlock network.

In accordance with SEC rules, "named executive officers" in this proxy statement are as follows: (1) the individuals serving as the Company's principal executive officer (Jeff A. Stevens, President and Chief Executive Officer) and principal financial officer (Gary R. Dalke, Chief Financial Officer) during the last completed fiscal year; and (2) the Company's three other most highly compensated executive officers who were serving as executive officers at the end of the last completed fiscal year (Mark J. Smith, President - Refining & Marketing; Lowry Barfield, Senior Vice President - Legal, General Counsel and Secretary; and Jeffrey S. Beyersdorfer, Senior Vice President - Treasurer, Director of Investor Relations and Assistant Secretary).

Advisory Shareholder Votes

At the Company's 2011 Annual Meeting of Shareholders, the shareholders approved, on an advisory basis, the compensation paid to the Company's named executive officers for 2010. Of the votes received from shareholders for this proposal, nearly 99% approved the compensation. In addition, the shareholders approved, on an advisory basis, holding future advisory votes on named executive officer compensation every three years. Of the votes received from shareholders for this proposal, more than 61% approved the frequency.

In establishing compensation for its named executive officers, the Compensation Committee observed the shareholders' overwhelming approval of the Company's 2010 named executive officer compensation, and considered this approval in making its decision to keep the structure of named executive officer compensation for 2011 the same as for 2010. The Compensation Committee, as well as the Board, also accepted shareholders' recommendation that the Company hold future advisory votes on named executive officer compensation every three years.

Compensation Elements

The Company typically compensates named executive officers with a combination of base salary, annual cash bonus and long-

term incentives in the form of equity awards and performance awards pursuant to the Company's shareholder-approved equity compensation plans. The Company's named executive officers also participate in benefit plans generally available to the Company's other employees.

Compensation Process

The Company's named executive officer compensation is administered by the Compensation Committee, which is made up of "independent" and "non-employee" directors, as defined by SEC rules. In evaluating named executive officer compensation, the Compensation Committee relies upon various sources of information and advice including the advice of independent compensation consultants, comparative surveys, a proprietary database provided by Equilar, Inc., the Compensation Committee's assessment of the success of the Company and the contributions of each named executive officer to the Company's success, the current economic conditions and industry environment in which the Company operates and the Compensation Committee members' common sense, experience and judgment. The Compensation Committee generally expects to have full reports and recommendations provided by an independent outside compensation consultant every three years. In the interim years, the Compensation Committee intends to rely upon the other sources and factors referenced above. To the extent the Compensation Committee perceives there are major shifts in compensation trends or desires to make significant modifications to the Company's compensation programs, the Compensation Committee may decide, in its discretion, to retain independent compensation consultants to provide full or partial reports and analyses more often than the three-year target periods mentioned above.

The general goal of the Compensation Committee is to compensate the named executive officers in the 50th percentile of the total compensation amounts paid to executives employed by companies in the Company's peer groups and to allocate this compensation among base salary, annual cash bonus and long-term incentives in the form of equity compensation and performance awards. The Compensation Committee's goal is to do this in a manner that will meet the objectives and goals outlined above. As discussed in more detail below regarding the Company's grant of performance awards, compensation of the named executive officers may be increased or decreased depending upon the performance of the Company against certain defined metrics as well as the achievement of certain baseline financial goals. The Compensation Committee will use the compensation and performance information of the Company's peer groups as comparative information and not as a formulaic approach to compensation levels. In addition, as mentioned above, the Compensation Committee considers the results of past advisory shareholder votes in establishing named executive officer compensation.

Named Executive Officer Compensation for 2011

The Compensation Process and Peer Company Analysis for 2011

Total Cash Compensation

The Compensation Committee compared the Company's named executive officer 2011 total compensation amounts to the 2011 Compensation Peer Group in addition to utilizing the other sources and factors mentioned above. This 2011 Compensation Peer Group consisted of the following nine companies:

•	Ashland Inc.

•	CVR Energy Inc.

•	Eastman Chemical Co.

•	El Paso Corp.

•	HollyFrontier Corp.

•	Sunoco Inc.

•	Tesoro Corp.

•	Valero Energy Corp.

•	Williams Companies, Inc.

In September 2009, Pearl Meyer provided the Compensation Committee with an analysis of the Company's named executive officer compensation, competitive data and associated recommendations regarding peer groups, as well as compensation levels and equity vehicles most appropriate to the objectives and goals outlined above. Pearl Meyer utilized public data, a private executive survey and a private general executive compensation database to assist it in providing the Compensation Committee with this compensation analysis. The Compensation Committee consulted with Pearl Meyer in selecting a peer group in connection with the Pearl Meyer September 2009 report, which peer group was used by the Compensation Committee in assessing named executive officer compensation for 2010 (the "2010 Compensation Peer Group"). For 2011, while the Compensation Committee did not retain Pearl Meyer to perform an updated analysis of named executive officer compensation, it reviewed reports prepared by Pearl Meyer for previous years, including the September 2009 report, in addition to considering the other sources and factors mentioned above. The 2011 Compensation Peer Group is identical to the 2010 Compensation Peer Group, taking into account the HollyFrontier Corp. merger.

The 2011 Compensation Peer Group differs from the 2011 performance peer group (the "2011 Performance Peer Group") discussed below, which consists solely of publicly traded independent refiners. While our peer companies vary in size, the Compensation Committee believes the 2011 Compensation Peer Group is representative of companies with which the Company competes for executive talent in the Company's industry or in similar highly regulated, manufacturing and processing industries. The revenues of these companies ranged from $4.1 billion to $82.2 billion for the last fiscal year prior to their inclusion in this 2011 Compensation Peer Group (2010).  The Company's revenue in 2010 was $8.0 billion.

Long-Term Incentives

In March 2010, Pearl Meyer provided the Compensation Committee with an analysis and recommendations relating to long-term incentives. The Compensation Committee consulted with Pearl Meyer in selecting a peer group in connection with this March 2010 report (the "2010 Performance Peer Group"). For named executive officer performance awards granted in 2011, the Compensation Committee consulted and utilized the analysis contained in the Pearl Meyer March 2010 report, as well as utilized the other sources and factors mentioned above. The Compensation Committee utilized the 2011 Performance Peer Group not for comparing compensation levels but instead for relative performance assessment. The 2011 Performance Peer Group consists of seven companies, including Western and the following other companies:

•	Alon USA Energy, Inc.

•	CVR Energy Inc.

•	Delek US Holdings, Inc.

•	HollyFrontier Corp.

•	Tesoro Corp.

•	Valero Energy Corp.

This 2011 Performance Peer Group is identical to the 2010 Performance Peer Group, taking into account the HollyFrontier Corp. merger. The 2011 Performance Peer Group differs from the 2011 Compensation Peer Group discussed above. The 2011 Compensation Peer Group consists of companies which the Compensation Committee believes are representative of the companies with which the Company competes for executive talent including highly regulated, manufacturing and processing industries, some of which are not refiners, while the 2011 Performance Peer Group consists solely of publicly traded, independent refiners. The Compensation Committee believes including only publicly traded independent refiners in the 2011 Performance Peer Group is appropriate in assessing performance awards because the 2011 Performance Peer Group will be used to compare certain defined metrics of the Company, including safety performance. The revenues of these companies range from $3.8 billion to $82.2 billion for the last fiscal year prior to their inclusion in the 2011 Performance Peer Group (2010).  The Company's revenue in 2010 was $8.0 billion.

Other Considerations

As part of its process in setting named executive officer compensation, the Compensation Committee also met with and discussed appropriate 2011 named executive officer compensation with the Company's Chief Executive Officer, Mr. Stevens, and its Executive Chairman, Mr. Foster. These meetings were designed to provide a full and candid discussion between management and the Compensation Committee as to appropriate levels and forms of compensation for named executive officers for 2011. In addition, the Compensation Committee considered the results of the advisory shareholder vote in 2010, in which shareholders overwhelmingly approved the Company's named executive officer compensation for 2010.

Compensation Consultants

As further discussed in this section, in addition to relying upon reports prepared by Pearl Meyer in previous years, in 2010 the Compensation Committee engaged Pearl Meyer to prepare a report regarding long-term incentive compensation, to advise the Compensation Committee regarding long-term incentive compensation and to work with the Compensation Committee in establishing a peer group in connection with the March 2010 report. The Compensation Committee utilized this work in assessing appropriate 2011 long-term incentive compensation. During 2010 and 2011, Pearl Meyer provided no services to the Company or management other than its work providing the compensation advice to the Compensation Committee discussed in this Proxy Statement.

Peer Group Comparison for 2011

The Compensation Committee compared the Company's named executive officer 2011 total compensation amounts set forth below against the 2010 total compensation paid to comparable named executive officers of the 2011 Compensation Peer Group discussed above. The Compensation Committee observed that the total compensation paid to each of Messrs. Stevens, Smith and Barfield in 2011 was below the 10th percentile of the total compensation the Company's 2011 Compensation Peer Group received in 2010 for comparable positions. Mr. Dalke's total compensation for 2011 included a one-time grant of 68,000 RSUs. This grant was made by the Compensation Committee in February 2011 to reward Mr. Dalke for his outstanding service and in recognition of his comparative compensation to other chief financial officers in the Company's 2011 Compensation Peer Group in 2009 and 2010. Including this one-time grant of RSUs, Mr. Dalke's 2011 total compensation was at the 52nd percentile of the total compensation paid to chief financial officers in the Company's 2011 Compensation Peer Group in 2010. Excluding the impact of this one-time grant of RSUs, Mr. Dalke's 2011 total compensation was below the 10th percentile of the total compensation paid to chief financial officers in the Company's 2011 Compensation Peer Group in 2010. The Compensation Committee noted that comparable data of the 2011 Compensation Peer Group was not available for the position of Treasurer.

Total Cash Compensation

Base Salaries

The 2011 base salaries of the Company's named executive officers were designed to provide a level of assured cash compensation to the named executive officers based primarily upon the job responsibilities, individual experience, professional status and accomplishments of each named executive officer. In 2011, base salaries for named executive officers remained the same as they were at the end of 2010.

Annual Cash Bonuses

In February 2011, the Compensation Committee adopted the 2011 Performance Bonus Program for Executive Officers (the "Program") under which the named executive officers would be eligible for performance bonus compensation for 2011 based on the Company's reported Adjusted EBITDA. Adjusted EBITDA is a financial measure, not recognized under U.S. Generally Accepted Accounting Principles ("GAAP"), representing earnings before interest expense and other financing costs, amortization of loan fees, provision for income taxes, depreciation, amortization, maintenance turnaround expense, and other non-cash income and expense items. As such, it eliminates the significant level of non-cash depreciation and amortization expense that results from the capital intensive nature of our businesses, and is unaffected by our capital structure or investment activities. Our Board uses this metric in evaluating our consolidated operating performance. We believe that Adjusted EBITDA is useful to investors as a basis for comparing our operating performance with other companies in our industries, although our measure of EBITDA may not be directly comparable to similar measures used by other companies.

Under the Program, all of the named executive officers would be eligible for a discretionary annual performance bonus, as determined by the Compensation Committee, provided the Company's actual Adjusted EBITDA for the performance period (January 1, 2011, through December 31, 2011) equaled or exceeded Cash Interest Expense + Capital Expenditures + Scheduled Principal Payments + Turnaround Expenses + Cash Taxes for the performance period, in each case as reported in the Company's financial statements filed with the SEC on Form 10-Q and Form 10-K. Bonus amounts could range from zero up to an amount not to exceed 200% of each named executive officer's base salary. Payments of bonus amounts may be made in cash, stock or a combination of both, in the discretion of the Compensation Committee. The determination of the amount of an individual's bonus and the method of payment of the bonus are made by the Compensation Committee in its discretion.

In assessing bonus compensation to named executive officers under the Program, the Compensation Committee determined that the EBITDA criteria under the Program had been satisfied. Specifically, the Company's actual Adjusted EBITDA for fiscal year 2011 exceeded Cash Interest Expense + Capital Expenditures + Scheduled Principal Payments + Turnaround Expenses + Cash Taxes for the performance period. The Compensation Committee then considered the significant accomplishments achieved by the management team, the named executive officers' individual contributions toward those and other Company goals and objectives, the overall financial success of the Company and the shareholders' overwhelming approval of the Company's named executive officer compensation for 2010, which included a performance bonus program virtually identical to the Program. The Compensation Committee awarded bonuses to each of the named executive officers as set forth in the "2011 Summary Compensation Table" below.

Long-Term Incentives

Long-term incentive compensation is an important component of the total compensation program for the Company's named executive officers. Long-term incentive compensation is intended to be a key element in driving the creation of value for shareholders and helping ensure stability of the Company's named executive officers. Both time-based equity awards and performance-based awards are awarded under the Company's shareholder approved plans, the 2006 Long-Term Incentive Compensation Plan (the “2006 LTIP”) and the 2010 Incentive Plan of Western Refining, Inc. (the “2010 LTIP”).

In 2011, the Compensation Committee awarded time-vesting RSUs to each of the named executive officers in an amount such that the value of the underlying stock was equal to the base salary of the respective named executive officer on the date of the award. Each RSU represents a right to a future payment equal to the fair market value of one share of Company stock at the time of settlement of the RSUs. Such settlement may, at the Compensation Committee's election, be in cash or shares or a combination thereof. These RSUs will vest, become non-forfeitable and be paid and settled in equal installments in 2012, 2013 and 2014. However, no RSU that has become non-forfeitable will be settled at such time if the receipt of such payment would constitute compensation to the participant that is reasonably expected by the Company to not be fully tax deductible by virtue of the limitation on tax deductibility imposed by Section 162(m) of the Internal Revenue Code. In such a situation, any RSUs that are reasonably expected to result in nondeductible compensation will not be settled on such date, but will remain outstanding until the next subsequent vesting date (or later date, if applicable) on which the Company reasonably expects the payment of such RSUs to be fully tax deductible.

In 2011, the Compensation Committee also awarded performance-based awards to each of the named executive officers. The Compensation Committee made these awards based on the analysis and recommendations of Pearl Meyer contained in its March 2010 report. The target of the 2011 performance awards is equal to 100% of the named executive officer's annual base salary as established by the Compensation Committee on the award date, or February 28, 2011. The performance period is a thirty-six month period beginning on January 1, 2011, and ending on December 31, 2013, with awards payable in 2014 promptly following the conclusion of the performance period and the Compensation Committee's determination of the level of performance achieved, but in all events prior to April 15, 2014. No payout of the awards will be made if the Company's actual Adjusted EBITDA for the performance period does not equal or exceed the sum of Cash Interest Expense, Capital Expenditures, Scheduled Principal Payments, Turnaround Expenses and Cash Taxes for the performance period, in each case as reported in the Company's financial statements filed with the SEC on Form 10-Q and Form 10-K (the “Absolute Threshold”). Assuming the Absolute Threshold is satisfied, company performance, measured based on key industry metrics of Total Shareholder Return (“TSR”) and Return on Capital Employed (“ROCE”), each weighted 50% against the 2011 Performance Peer Group identified above, will determine whether any portion of the award is paid. Each named executive officer may receive a payout between 0% and 200% of his annual base salary as of the respective award dates, subject to the safety adjustment described below. The payout amount is determined based on the Company's rank under both the TSR and ROCE metrics as compared to the 2011 Performance Peer Group. Once the payout amount is established based on these metrics, such payout amount will be multiplied by a safety factor between 0.85 and 1.15 depending on the Company's Average Incidence Rate of Total Recordable Cases of Nonfatal Occupational Injuries and Illnesses for NAICS 32411 for the Performance Period (the “Company Safety Rate”), as compared to the Average Bureau of Labor Statistics (the “Average BLS”) Rate. Including the impact of this safety adjustment, the range of potential payouts under the award is between 0% and 230% of the respective named executive officer's annual base salary. The Compensation Committee has the discretion to settle the awards in cash or stock or a combination of both. Please see "Compensation Committee Report — Grants of Plan-Based Awards — Fiscal 2011" for a detailed analysis of the minimum, target, and maximum potential payouts for each named executive officer under the 2011 awards. The specifics of the plan are as follows:

A.    Primary Performance Measures

Company Performance Period Total Shareholder Return (TSR) Versus Peer TSR

Total Shareholder Return is defined as the total return of a share to an investor (increase in share price plus dividends). TSR for the 2011 Performance Peer Group will be calculated over the full performance period and compared with the identical calculation for the Company. Beginning share prices are based on the calendar month average closing stock price for the month immediately preceding commencement of the performance period and ending share prices are based on the calendar month average closing stock price for the final month of the performance period.

Company Performance Period Average ROCE Versus Peer Average ROCE

ROCE is computed as a percentage based on (a) Earnings Before Interest and Taxes, as adjusted for certain unusual and nonrecurring gains or losses for the period being measured divided by (b) the sum of the Total Assets Less Current Liabilities at the beginning and end of the period being measured divided by two. ROCE will be calculated for each fiscal year and averaged over the performance period.

B.     Performance Levels and Multipliers

The Company's achievement of its performance measures over the performance period will be compared to the 2011 Performance Peer Group during the same period to determine relative performance.

The Company's performance over the performance period will be directly ranked within the 2011 Performance Peer Group, resulting in the application of a single multiplier to the target award value under each performance measure. Should consolidation among peers in the 2011 Performance Peer Group occur or any such peer become delisted or otherwise no longer required to provide periodic reporting to the SEC, the ranking schedule would adjust to accommodate the reduced number of peers. The addition of new peers would also cause a shift in the ranking schedule.

For example, in the table below the initial 2011 Performance Peer Group includes seven peer companies, including Western. The target (1.10 multiplier) rank for this number of peers would be fourth out of seven companies in the group (including Western). If consolidation, delisting or the termination of the obligations of a peer company to provide periodic reporting to the SEC reduces the number of peer companies to six, target would remain at the fourth position (out of six in the group, including Western), but the target multiplier would move to 1.00.

Performance Multipliers (for both Relative TSR and Relative ROCE)

	7 Peers
Rank Against Peers	(Initial Case)	6 Peers Remaining	5 Peers Remaining
1	2.00	2.00	2.00
2	1.67	1.67	1.60
3	1.33	1.33	1.10
4	1.10	1.00	0.85
5	0.90	0.65	—
6	0.60	—	—
7	—	—

C.    Additional Factors

Quantitative Safety Measure

If relative performance generates a potential award and the Company's performance period actual Adjusted EBITDA is above the Absolute Threshold described above, then the final award payout value will be multiplied by a safety factor between 0.85 and 1.15 depending on the Company Safety Rate as compared to the Average BLS Rate, as follows.

•	The Exemplary factor will apply if the Company Safety Rate is lower than the Average BLS Rate by 15% or more.

•	The Superior factor will apply if the Company Safety Rate is lower than the Average BLS Rate by 10% or more but less than 15%.

•	The Target factor will apply if the Company Safety Rate is equal to the Average BLS Rate or is less than 10% higher or lower than the Average BLS Rate.

•	The Below Target factor will apply if the Company Safety Rate is higher than the Average BLS Rate by 10% or more but less than 15%.

•	The Poor factor will apply if the Company Safety Rate is higher than the Average BLS Rate by 15% or more.

Poor 0.85	Below Target 0.90	Target 1.00	Superior 1.10	Exemplary 1.15

The Company's Absolute Threshold Performance Period Actual Adjusted EBITDA

The Company's actual Adjusted EBITDA for the performance period must equal or exceed the sum of Cash Interest Expense, Capital Expenditures, Scheduled Principal Payments, Turnaround Expenses and Cash Taxes for the performance period, in each case as reported in the Company's financial statements filed with the SEC on Form 10-Q and Form 10-K, or no performance award will be paid for the applicable performance period.

Termination Payments

All of the current named executive officers have employment agreements with the Company. If one of the named executive officer's employment is involuntarily terminated without cause (as defined in the relevant employment agreements and amendments thereto), the named executive officer will be entitled to severance in an amount equal to two times the named executive officer's annual base salary, to be paid over a two-year period in monthly payments equal to one-twelfth of his annual base salary in effect on the date of his involuntary termination. Named executive officers will also be entitled to any performance awards that have been earned but not yet paid (in the case of involuntary termination following the end of a performance period). For involuntary terminations occurring during a performance period, any payout is in the discretion of the Compensation Committee.

If an involuntary termination occurs during a change of control period (as defined in the relevant employment agreements and amendments thereto), the severance amount discussed above will be increased by such named executive officer's Annual Bonus Amount (as defined in the relevant employment agreements and amendments thereto) and will be paid to Messrs. Smith, Dalke, Beyersdorfer and Barfield in a lump sum. In addition, any unvested awards under the 2006 LTIP and 2010 LTIP will become immediately vested. Mr. Stevens' employment agreement provides that, upon termination during a change of control period (as defined in his employment agreement and amendments thereto), Mr. Stevens will be paid two times his annual base salary in effect on the date of his involuntary termination, but will receive no further additional severance compensation. Named executive officers, including Mr. Stevens, will each be entitled to payout of any performance awards at 100% of the Target Amount (as defined in the relevant performance unit award agreements) in the event of termination during a change in control period (as defined in the relevant performance unit award agreements).

In the event of any involuntary termination, whether or not during a change of control period, each named executive officer will be entitled to continue participating in certain medical, dental and vision plans for a period of up to two years at no greater cost to the named executive officer than a similarly situated current Company employee. None of the named executive officer employment agreements provide for severance payments upon death or disability. However, outstanding performance awards will be paid upon death or disability in the same manner as payment in the event of involuntary termination described above, and any unvested awards under the 2006 LTIP and 2010 LTIP will become immediately vested.

The Compensation Committee has determined that these termination payments are consistent with the Company's compensation goals and objectives as well as the practices of the Company's 2011 Compensation Peer Group. Further, the Compensation Committee believes that these agreements are necessary for the Company to attract and retain named executive officers nationally recognized for their expertise, talent and accomplishments in their specific areas of responsibility at the Company. The descriptions of the named executive officer employment agreements, restricted stock grant agreements, restricted share unit award agreements and performance unit award agreements contained herein do not purport to be a complete statement of the parties' rights and obligations thereunder. The above statements are qualified in their entirety by reference to such agreements, which have been filed as exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 2011.

Chief Executive Officer Stock Ownership Requirements

On August 26, 2010, the Board amended its Corporate Governance Guidelines to include minimum stock ownership requirements for the Company's Chief Executive Officer. Under these requirements, the Chief Executive Officer must own shares of common stock of the Company at a level equal to six times his annual base salary. These requirements must be met within five years of appointment or promotion, as the case may be, and may be satisfied with common stock that is owned directly by the Chief Executive Officer, indirectly (e.g., by a spouse or a trust), shares that are time-vested restricted stock, RSUs or shares that are held in a retirement or deferred compensation account. Unexercised options and unearned performance shares are not counted toward meeting these requirements. The Governance Committee is responsible for monitoring and enforcing these requirements. Mr. Stevens has satisfied these minimum stock ownership requirements at all times since their adoption.

Compensation Program Risk Assessment

The Compensation Committee has reviewed the Company's compensation polices and practices, including policies and practices relating to all employees as well as directors and named executive officers, and has concluded that such polices and practices do not present a material risk to the Company and are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the Company's incentive compensation programs effectively balance risk and reward. In its risk assessment, the Compensation Committee considers its long-term incentive compensation, including the targets applied under the performance awards granted in 2011, the process used for establishing those targets, the vesting period applicable under awards issued pursuant to its shareholder-approved equity plans and other factors, each discussed more fully in this Proxy Statement. The Compensation Committee believes the mix between fixed and variable, annual and long-term and cash and equity compensation in the Company's compensation programs mitigates excessive risk taking, focuses on sustained growth and earnings and encourages actions and strategies that are in the Company's and its shareholders' best interests, in both the short and long term.

COMPENSATION COMMITTEE REPORT
The following report of the Compensation Committee of the Board on executive compensation shall not be deemed to be "soliciting material" or to be “filed” with the Securities and Exchange Commission nor shall this information be incorporated by reference into any future filing made by the Company with the Securities and Exchange Commission, except to the extent that the Company specifically incorporates it by reference into any filing.
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
The Compensation Committee
L. Frederick Francis, Chairperson
Carin M. Barth
Sigmund L. Cornelius
Brian J. Hogan
William D. Sanders
Ralph A. Schmidt

Executive Compensation
The following table sets forth information regarding compensation earned by the Company's named executive officers for services rendered in all capacities to the Company and its subsidiaries for 2011, 2010 and 2009 (except for Mr. Beyersdorfer). None of these named executive officers have been granted or hold any options or SARs and none participate in a pension plan or a non-qualified deferred compensation plan.
2011 SUMMARY COMPENSATION TABLE

		Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Name	Year	($)	($)	($) (2)	($)	($) (3)	($)
Jeff A. Stevens	2011	540,000	665,000	585,720	—	10,250	1,800,970
President and Chief Executive Officer	2010	124,154	635,000	—	—	5,468	764,622
	2009	503,474	—	188,711	—	24,684	716,869
Gary R. Dalke	2011	360,000	414,000	1,106,360	—	11,090	1,891,450
Chief Financial Officer	2010	346,230	170,000	—	—	11,060	527,290
	2009	350,013	—	116,640	—	30,184	496,837
Mark J. Smith	2011	459,000	482,000	471,830	—	10,490	1,423,320
President - Refining & Marketing	2010	441,346	210,000	1,644,000	—	10,474	2,305,820
	2009	439,925	—	125,803	—	31,572	597,300
Lowry Barfield	2011	321,000	386,000	325,400	—	10,490	1,042,890
Senior Vice President - Legal,	2010	308,760	155,000	1,644,000	—	10,474	2,118,234
General Counsel and Secretary	2009	311,238	—	103,680	—	30,685	445,603
Jeffrey S. Beyersdorfer (1)	2011	250,000	288,000	768,758	—	9,921	1,316,679
Senior Vice President - Treasurer, Director of	2010	239,423	125,000	375,002	—	426	739,851
Investor Relations and Assistant Secretary	2009	—	—	—	—	—	—
_______________________________________

(1)	Mr. Beyersdorfer joined the Company in 2010.

(2)
This column represents the aggregate grant date fair value for awards of restricted shares and RSUs computed in accordance with FASB ASC Topic 718, calculated by multiplying the volume of restricted shares or RSUs granted by the closing price of a share of the Company's common stock as of the grant date.

(3)	The following is the detail of “All Other Compensation” for 2011:

		Company 401(k) Plan Contribution	Life Insurance	Total
Name	Year	($)	($)	($)
Jeff A. Stevens	2011	9,800	450	10,250
Gary R. Dalke	2011	9,800	1,290	11,090
Mark J. Smith	2011	9,800	690	10,490
Lowry Barfield	2011	9,800	690	10,490
Jeffrey S. Beyersdorfer	2011	9,231	690	9,921

GRANTS OF PLAN-BASED AWARDS — FISCAL 2011

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Other Stock Awards:	Grant Date Fair Value of
	Grant	Threshold	Target	Maximum	Number of Shares of Stock or Units	Stock and Option Awards
Name	Date	($)(2)	($)	($)	(#)(3)	($)(4)
Jeff A. Stevens	8/25/2010	275,400	540,000	1,242,000	—	—
	2/28/2011	294,188	576,840	1,326,732	36,000	585,720
Gary R. Dalke	8/25/2010	174,650	342,450	787,635	—	—
	2/28/2011	183,600	360,000	828,000	68,000	1,106,360
Mark J. Smith	8/25/2010	222,615	436,500	1,003,950	—	—
	2/28/2011	234,090	459,000	1,055,700	29,000	471,830
Lowry Barfield	8/25/2010	155,754	305,400	702,420	—	—
	2/28/2011	163,710	321,000	738,300	20,000	325,400
Jeffrey S. Beyersdorfer	8/25/2010	127,500	250,000	575,000	—	—
	2/28/2011	127,500	250,000	575,000	47,250	768,758
_______________________________________

(1)
The 2010 performance awards were made to each named executive officer on August 25, 2010, based on the analysis and recommendations of Pearl Meyer contained in its March 2010 report. The performance period for the 2010 awards is a thirty month period beginning on July 1, 2010, and ending on December 31, 2012, with awards payable on or before April 15, 2013. These awards include the same structure, metrics and thresholds as the 2011 performance awards. Please see discussion under "Compensation Discussion and Analysis - Named Executive Officer Compensation for 2011 - Long-Term Incentives" for a description of the 2011 performance awards.

(2)
This threshold represents the minimum payout under the awards assuming the Company has satisfied the Absolute Threshold and is not the lowest ranked company in 2011 Performance Peer Group in both TSR and ROCE. See "Compensation Discussion and Analysis — Named Executive Officer Compensation for 2011 — Long-Term Incentives" for further discussion of these performance awards.

(3)
This column represents RSU grants made to the applicable named executive officer. See "Compensation Discussion and Analysis — Named Executive Officer Compensation for 2011 — Long-Term Incentives" for further discussion of these grants.

(4)	This column represents the grant date fair value computed in accordance with FASB ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT FISCAL 2011 YEAR END

	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	(#)(1)	($)(2)	($)	($)
Jeff A. Stevens	40,853	542,936	—	—
Gary R. Dalke	71,000	943,590	—	—
Mark J. Smith	232,235	3,086,403	—	—
Lowry Barfield	222,666	2,959,231	—	—
Jeffrey S. Beyersdorfer	95,794	1,273,102	—	—
_______________________________________

(1)
Equity awards of restricted stock and RSUs generally vest ratably over three years on the anniversary of the grant date unless otherwise determined by the Board. The following table presents by grant date the vesting of outstanding awards as of December 30, 2011, the last business day of the fiscal year:

	Grant Awards(a)
	Grant	Shares or Units	Remaining Annual Vestings
Name	Date(b)	Granted	2012	2013	2014
Jeff A. Stevens	3/26/2009	14,561	4,853	—	—
	2/28/2011	36,000	12,000	12,000	12,000
Gary R. Dalke	3/26/2009	9,000	3,000	—	—
	2/28/2011	68,000	22,667	22,667	22,666
Mark J. Smith	3/26/2009	9,707	3,235	—	—
	5/24/2010	300,000	100,000	100,000	—
	2/28/2011	29,000	9,667	9,667	9,666
Lowry Barfield	3/26/2009	8,000	2,666	—	—
	5/24/2010	300,000	100,000	100,000	—
	2/28/2011	20,000	6,667	6,667	6,666
Jeffrey S. Beyersdorfer	3/26/2010	72,816	24,272	24,272	—
	2/28/2011	47,250	15,750	15,750	15,750

(a)
These columns represent awards of restricted stock and RSUs, granted on the date noted, that remain subject to vesting. These awards vest in three equal annual installments on the fourth business day before the end of the grant month in each of the three years following the date of grant.

(b)	For equity awards granted on May 24, 2010, the Board determined that shares would vest in thirds on the fourth business day prior to the end of March 2011, 2012 and 2013.

(2)
The market value of these unvested shares of restricted stock and RSUs was calculated by multiplying the number of shares by $13.29, the closing price of a share of the Company's common stock on December 30, 2011, the last business day of the fiscal year.

OPTION EXERCISES AND STOCK VESTING — FISCAL 2011

	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)(1)
Jeff A. Stevens	19,954	334,828
Gary R. Dalke	4,310	72,322
Mark J. Smith	109,674	1,840,330
Lowry Barfield	108,834	1,826,235
Jeffrey S. Beyersdorfer	24,272	407,284
_______________________________________

(1)
The value realized was calculated by multiplying the number of restricted shares that vested by $16.78, which was the closing price of a share of our common stock on the vesting date of March 28, 2011.

NON-QUALIFIED DEFERRED COMPENSATION AND PENSION BENEFITS
None of the named executive officers receives any non-qualified deferred compensation or is covered by a pension plan. Thus, the tables relating to this type of compensation are not included.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
All of the current named executive officers have employment agreements with the Company. Please see "Compensation Discussion and Analysis — Termination Payments" for a description of the severance provisions included in the named executive officer employment agreements. These employment agreements do not provide for any gross-up to cover any applicable excise or income tax that may be incurred due to a severance payment, nor do they provide for severance payments upon death or disability. These employment agreements are for three-year terms and will be automatically extended for successive one-year terms unless either party gives written notice within 180 days prior to the end of the term to the other party that such party desires not to renew the employment agreement. The named executive officers are subject to a non-compete under the terms of the employment agreements for a period of two years following the date of termination, and are also subject to confidentiality obligations. The above description of the named executive officer employment agreements does not purport to be a complete statement of the parties' rights and obligations thereunder. The above statements are qualified in their entirety by reference to the employment agreements, which have been filed as exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 2011. Assuming an involuntary termination (as defined in the relevant employment agreements and amendments thereto) occurred at December 31, 2011, the following severance payments would be applicable for each named executive officer listed.

INVOLUNTARY TERMINATION (OUTSIDE OF CHANGE OF CONTROL PERIOD)

	Severance Payment	Value of Employee Benefits to be Continued	Accelerated Vesting of Restricted Shares or Units	Total
Name	($)(1)	($)(2)	($)	($)(1)
Jeff A. Stevens	1,080,000	13,231	—	1,093,231
Gary R. Dalke	720,000	13,231	—	733,231
Mark J. Smith	918,000	13,231	—	931,231
Lowry Barfield	642,000	13,231	—	655,231
Jeffrey S. Beyersdorfer	500,000	13,231	—	513,231
_______________________________________

(1)
Payout of any performance unit award in the event of involuntary termination outside a change of control period (as defined in the relevant performance unit award agreements) is in the discretion of the Compensation Committee, and could range from zero to the maximum payout applicable under the performance award. Please see "Grant of Plan-Based Awards — Fiscal 2011" for a description of the maximum payout.

(2)	Named executive officers may be entitled to continue participating in certain employee benefit plans for a period of up to two years. "Benefits to be Continued" for each named executive officer represents two years of the officer’s 2011 elected medical, dental and vision benefits.
INVOLUNTARY TERMINATION (WITHIN CHANGE OF CONTROL PERIOD)

	Severance Payment	Value of Employee Benefits to be Continued	Payment of Target Performance Awards	Accelerated Vesting of Restricted Shares or Units	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)
Jeff A. Stevens	1,080,000	13,231	1,116,840	—	2,210,071
Gary R. Dalke	1,548,000	13,231	702,450	943,590	3,207,271
Mark J. Smith	1,882,000	13,231	895,500	3,086,403	5,877,134
Lowry Barfield	1,414,000	13,231	626,400	2,959,231	5,012,862
Jeffrey S. Beyersdorfer	1,076,000	13,231	500,000	1,273,102	2,862,333
_______________________________________

(1)	Please see discussion under "Compensation Discussion and Analysis — Termination Payments" for a description of severance payments.

(2)
Named executive officers may be entitled to continue participating in certain employee benefit plans for a period of up to two years. "Benefits to be Continued" for each named executive officer represents two years of the officer’s 2011 elected medical, dental and vision benefits.

(3)	Performance awards may be paid in cash or stock, in the discretion of the Compensation Committee.

(4)
This column represents the market value of the restricted shares and RSUs subject to acceleration calculated by multiplying the number of unvested shares on December 31, 2011, by $13.29, which was the closing price of a share of the Company's common stock on December 30, 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the common stock of the Company as of March 31, 2012, by:

•	each director and nominee for director;

•	each executive officer named in the summary compensation table;

•	each person known by the Company to beneficially own more than 5% of the outstanding common stock of the Company; and

•	all of the Company’s executive officers and directors as a group.

The number of shares and percentage of beneficial ownership set forth below are based on 90,814,773 shares of common stock of the Company issued and outstanding as of March 31, 2012. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table below have sole voting and dispositive power with respect to all shares of common stock shown as beneficially owned by them, and their address is 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901.

Name	Amount and Nature of Beneficial Ownership	Percent of Class
Paul L. Foster(1)	24,429,329	26.8%
Jeff A. Stevens(2)	5,061,099	5.5%
Ralph A. Schmidt(3)	963,104	1.1%
Scott D. Weaver(4)	1,676,998	1.8%
Mark J. Smith(5)	259,451	0.3%
Lowry Barfield(6)	249,700	0.3%
Gary R. Dalke	157,541	0.2%
L. Frederick Francis(7)	194,099	0.2%
Brian J. Hogan(8)	97,759	0.1%
Carin M. Barth(9)	92,407	0.1%
Jeffrey S. Beyersdorfer(10)	48,469	0.1%
William D. Sanders(11)	71,665	0.1%
Signmund L. Cornelius(12)	—	—%
All directors and officers as a group (14 persons)	33,480,417	36.7%
Other 5% or more shareholders:
FMILP(13)	17,004,581	18.6%
FMR LLC(14)	8,772,712	9.6%
Dimensional Fund Advisors(15)	5,745,937	6.3%
Van Eck Associates Corporation(16)	5,518,600	6.1%
WRCRC(17)	807,302	0.9%
Total shares outstanding as of March 31, 2012 (not including treasury shares)	90,814,773	100.0%
_______________________________________

(1)
Of the shares indicated as beneficially owned by Mr. Foster, 785,314 shares are beneficially owned by WRC Refining Company (“WRCRC”), in which Mr. Foster holds a 97.3% interest, 17,004,581 are beneficially owned by Franklin Mountain Investments Limited Partnership (“FMILP”), in which Mr. Foster holds an 89.6% interest, and 138,889 are “if-converted” shares related to his beneficial ownership of 5.75% Convertible Senior Notes at a conversion price of $10.80 per share. Mr. Foster is the controlling shareholder and Chief Executive Officer of WRCRC and the sole shareholder and President of Franklin Mountain G.P., LLC, the General Partner of FMILP, and as such, may be deemed to have voting and dispositive power over the shares owned by WRCRC and FMILP. Mr. Foster has disclaimed the beneficial ownership of the shares corresponding to the interests of Messrs. Stevens, Schmidt and Weaver in WRCRC.

(2)
Of the shares indicated as beneficially owned by Mr. Stevens, 14,134 shares are beneficially owned by WRCRC in which Mr. Stevens holds a 1.8% interest, 171,297 are “if-converted” shares related to his beneficial ownership of 5.75% Convertible Senior Notes at a conversion price of $10.80 per share.

(3)
Of the shares indicated as beneficially owned by Mr. Schmidt, 3,927 shares are beneficially owned by WRCRC, in which Mr. Schmidt holds a 0.5% interest and 31,201 shares represent the remaining unvested portion of grants that vest in thirds on the anniversary of the grant date and over which shares Mr. Schmidt has sole voting power.

(4)
Of the shares indicated as beneficially owned by Mr. Weaver, 3,927 shares are beneficially owned by WRCRC, in which Mr. Weaver holds a 0.5% interest, 67,130 shares are “if-converted” shares related to his beneficial ownership of 5.75% Convertible Senior Notes at a conversion price of $10.80 per share.

(5)	Of the shares indicated as beneficially owned by Mr. Smith, 100,000 shares are restricted shares that vest on March 26, 2013.

(6)	Of the shares indicated as beneficially owned by Mr. Barfield, 100,000 shares are restricted shares that vest on March 26, 2013.

(7)
Of the shares indicated as beneficially owned by Mr. Francis, 38,520 shares represent the remaining unvested portion of grants that vest in thirds on the anniversary of the grant date. Mr. Francis holds 111,198 of his unrestricted shares in a brokerage account, which is subject to standard margin terms. The shares secure his obligations under such account.

(8)
Of the shares indicated as beneficially owned by Mr. Hogan, 38,609 shares represent the remaining unvested portion of grants that vest in thirds on the anniversary of the grant date, 1,000 shares are held in Uniform Gift to Minors accounts for which Mr. Hogan is custodian and 500 shares are held in a Joint Tenant with Right of Survivorship account for which Mr. Hogan is a co-account holder.

(9)
Of the shares indicated as beneficially owned by Ms. Barth, 39,754 shares represent the remaining unvested portion of grants that vest in thirds on the anniversary of the grant date and 10,420 are shares owned by trusts of which Ms. Barth is trustee.

(10)	Of the shares beneficially owned by Mr. Beyersdorfer, 24,272 shares are restricted shares that vest on March 26, 2013.

(11)	Of the shares beneficially owned by Mr. Sanders, 32,650 shares represent the remaining unvested portion of grants that vest in thirds on the anniversary of the grant date.

(12)	Mr. Cornelius was appointed to the Board on January 3, 2012, and holds no unrestricted or restricted shares as of March 31, 2012.

(13)
Of the shares indicated as beneficially owned by FMILP, FMILP has shared voting and dispositive power over all of the shares. Paul L. Foster holds an 89.6% interest in FMILP and is the sole shareholder and President of Franklin Mountain G.P., LLC, the General Partner of FMILP, and as such, Paul L. Foster may be deemed to have voting and dispositive power over all of its shares.

(14)
FMR LLC filed with the SEC a Schedule 13G dated February 14, 2012. Based solely on the disclosure set forth in the Schedule 13G, FMR LLC has sole dispositive power with respect to 8,772,712 shares, sole voting power with respect to 2,113,552 shares and shared dispositive and shared voting power with respect to no shares. FMR LLC’s address is 82 Devonshire Street, Boston, Massachusetts 02109.

(15)
Dimensional Fund Advisors LP filed with the SEC a Schedule 13G dated February 13, 2012. Based solely on the disclosure set forth in the Schedule 13G, Dimensional Fund Advisors LP has sole dispositive power with respect to 5,745,937 shares, sole voting power with respect to 5,564,008 shares and shared dispositive and shared voting power with respect to no shares. Dimensional Fund Advisors LP’s address is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

(16)
Van Eck Associates Corporation, (“Van Eck”) filed with the SEC a Schedule 13G dated February 14, 2012. Based solely on the disclosure set forth in the Schedule 13G, Van Eck has sole voting and dispositive power with respect to 5,518,600 shares, and shared voting and dispositive power with respect to no shares. Van Eck’s address is 335 Madison Ave., 19th Floor, New York, New York 10017.

(17)
Of the shares indicated as beneficially owned by WRCRC, WRCRC has shared voting and dispositive power over all of the shares. Paul L. Foster holds a 97.3% interest in WRCRC and is the President, controlling shareholder and Chief Executive Officer of WRCRC and as such, may be deemed to have voting and dispositive power over all of its shares. Mr. Foster has disclaimed the beneficial ownership of the shares corresponding to the interests of Messrs. Stevens, Schmidt and Weaver in WRCRC.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of the Company’s executive officers serves as a member of the board or on the compensation committee of any entity that has any executive officers serving on the Compensation Committee. No interlock relationships exist between the Company’s Board and the compensation committee of any other company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies for the Review and Approval of Related-Person Transactions
The Board has delegated to the Audit Committee the responsibility for reviewing and approving all related-person transactions defined by, or those transactions required to be disclosed under, Item 404 of Regulation S-K of the SEC. This requirement is set forth in the Audit Committee charter (which can be accessed on the Company’s website at www.wnr.com or by sending a written request to Lowry Barfield, Secretary, at the Company’s corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901). The Company’s Senior Vice President - Legal, General Counsel and Secretary is primarily responsible for obtaining information from the directors and executive officers with respect to related-person transactions and for then determining, based on the facts and circumstances, whether the Company or a related-person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related-person are disclosed in this Proxy Statement. The Audit Committee reviews and approves all related-person transactions. The Company had no related-party transactions in 2011.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee has selected Deloitte & Touche LLP ("Deloitte"), independent auditors, to audit the Company's consolidated financial statements for 2012. The Company asks that you ratify the decision of the Audit Committee that Deloitte audit the Company's consolidated financial statements for 2012.

In the event shareholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in shareholders' best interests.

The affirmative vote of holders of a majority of the shares of common stock present or represented by proxy at the meeting and entitled to vote is required to approve the ratification of the selection of Deloitte as the Company's independent auditor for 2012.

The Board unanimously recommends a vote FOR
ratification of the selection of Deloitte as the Company's independent auditors for 2012.

The Audit Committee has approved all services to be provided by Deloitte. Deloitte has advised the Company that it will have a representative available at the 2012 Annual Meeting of Shareholders to make a statement if they so desire and to respond to appropriate questions.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filings made by the Company with the SEC, except to the extent that the Company specifically incorporates it by reference into any filing.

The Audit Committee consists of three directors who are independent, as defined by the standards of the NYSE and the rules and regulations of the SEC. Under the charter approved by the Board, the Audit Committee assists the Board in overseeing matters relating to the Company's accounting and financial reporting practices, the adequacy of internal controls and the quality and integrity of the Company's financial statements. The Audit Committee is responsible for selecting and retaining the independent auditors. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The Audit Committee's role under the Audit Committee charter is to provide oversight of management's responsibility. The Audit Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the independent auditors' work.

The Audit Committee has met and held discussions separately and jointly with management, the Company's internal auditors and its independent auditors. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management, the Company's internal auditors and the independent auditors.

The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding the auditors' communications with the Audit Committee concerning independence. The Audit Committee also discussed with the independent auditors any relationships that may impact their independence. The Audit Committee discussed and reviewed with the independent auditors all communications required to be discussed by standards of the PCAOB, including those described in Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the PCAOB in Rule 3200T.

Based on the Audit Committee's discussion with management, the Company's internal auditors and the independent auditors, its review of the representations of management and the report of the independent auditors, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

The Audit Committee

Carin M. Barth, Chairperson
L. Frederick Francis
Brian J. Hogan

Principal Accountant Fees and Services
For fiscal years 2011 and 2010, the following fees and expenses were billed by Deloitte for the indicated services:

	Deloitte Fiscal Year Ended 12/31/2011	Deloitte Fiscal Year Ended 12/31/2010
Audit fees and expenses	$1,748,508	$1,699,937
Audit-related fees	3,000	5,000
Tax fees	—	9,330
Total fees and expenses	$1,751,508	$1,714,267

For 2011, audit fees consisted of fees billed for professional services rendered for (i) the audit of the Company’s 2011 consolidated financial statements, (ii) the audit of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011, (iii) the review of the Company’s interim consolidated financial statements included in quarterly reports and (iv) other services that were normally provided by Deloitte in connection with statutory and regulatory filings or engagements. Total fees and expenses included approximately $46,000 of reimbursed out-of-pocket expenses for fiscal year 2011. Audit-related fees consist of fees billed for other non-SEC regulatory filings.

For 2010, audit fees consisted of fees billed for professional services rendered for (i) the audit of the Company’s 2010 consolidated financial statements, (ii) the audit of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010, (iii) the review of the Company’s interim consolidated financial statements included in quarterly reports and (iv) other services that were normally provided by Deloitte in connection with statutory and regulatory filings or engagements. Total fees and expenses included approximately $56,000 of reimbursed out-of-pocket expenses for fiscal year 2010. Audit-related fees consisted of fees billed for the Company’s filing on Form S-8. Tax fees were related to scoping work for various tax strategies.

Policy on Audit Committee Pre-Approval and Permissible Non-Audit Services of the Independent Auditors

The Audit Committee has determined that the provision of certain non-audit services by Deloitte is compatible with maintaining their independence. The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. During 2011, all services provided by Deloitte were approved in accordance with this policy.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 ("Exchange Act") requires the Company's officers, directors, and persons who beneficially own more than 10% of the common stock of the Company to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than 10% beneficial owners also are required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, all required report filings by the Company’s directors and executive officers and greater than 10% affiliated beneficial owners were timely made.

PROPOSALS OF SHAREHOLDERS FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS

Shareholders who intend to submit a proposal at the 2013 Annual Meeting of Shareholders and desire that such proposal be included in the proxy materials for such meeting must follow the procedures prescribed by Rule 14a-8 under the Exchange Act. To be eligible for inclusion in the proxy materials, shareholder proposals must be received by the Secretary of the Company at the Company's principal executive offices no later than December 26, 2012.

Shareholders intending to present a proposal at the 2013 Annual Meeting of Shareholders but not to include the proposal in the proxy materials, or to nominate a person for election as a director, must comply with the requirements set forth in the Company's Bylaws. The Company's Bylaws require, among other things, that the Company's Secretary receive written notice from the record shareholder of intent to present such proposal or nomination before the later to occur of sixty days prior to the date of the 2013 Annual Meeting of Shareholders or ten days after the Board first publishes the date of such meeting. The notice must contain the information required by the Company's Bylaws, a copy of which is available upon request to the Company's Secretary by calling (915) 534-1400 or by writing to: Lowry Barfield, Secretary, at the Company's corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901.

ADDITIONAL INFORMATION

The Annual Report to Shareholders of the Company for the year ended December 31, 2011, including audited financial statements, does not constitute a part of the proxy soliciting material. Western Refining, Inc. will furnish a copy of its Annual Report for the year ended December 31, 2011, without exhibits, free of charge to each person who forwards a written request to Lowry Barfield, Secretary, at the Company's corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901. In addition, the Annual Report for the year ended December 31, 2011, is available on the Investor Relations section of the Company’s website at www.wnr.com.

Western Refining

2012 ANNUAL MEETING OF SHAREHOLDERS OF WESTERN REFINING, INC.

Date: Friday, June 8, 2012
Time: 8:30 A.M. (Mountain Time)
Place: Plaza Theater, 125 Pioneer Plaza, El Paso, TX 79901

Please make your marks like this: ☒ Use dark black pencil or pen only

Board of Directors Recommends a Vote **FOR** each director in proposal 1, and **FOR** proposal 2.

1: Election of Class I Directors	For	Withhold	Directors Recommend ↓
01 Sigmund L. Cornelius	☐	☐	For
02 Brian J. Hogan	☐	☐	For
03 Scott D. Weaver	☐	☐	For

3: To consider and act upon any other matters which may properly come before the annual meeting or any adjournment(s) or postponement(s) thereof.

If you will attend the meeting and vote your shares in person, please mark this box. ☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

________________ Please Sign Above   ________________ Please Date Above

________________ Please Sign Above   ________________ Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

Western Refining

2012 Annual Meeting of Shareholders of Western Refining, Inc. to be held on Friday, June 8, 2012 for Holders as of April 13, 2012

This proxy is being solicited on behalf of the Board of Directors

VOTED BY:

INTERNET

Go To
www.proxypush.com/wnr
- View Meeting Documents.
- Have your 12-digit control number ready.
- Cast your vote online.

OR

TELEPHONE

Call
866-390-5269
- Use any touch-tone telephone.
- Have your 12-digit control number ready.
- Follow the simple recorded instructions.

OR

MAIL
- Detach your Proxy Card.
- Mark, sign and date your Proxy Card.
- Return your Proxy Card in the postage-paid envelope provided.

The undersigned hereby appoints Lowry Barfield and Melissa Buhrig, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Western Refining, Inc. which the undersigned is entitled to vote at the 2012 Annual Meeting of Shareholders of Western Refining, Inc. and any adjournment(s) or postponement(s) thereof upon the matters specified and upon such other matters as may be properly brought before the annual meeting or any adjournment(s) or postponement(s) thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the annual meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF EACH DIRECTOR IN PROPOSAL 1, FOR PROPOSAL 2 AND AUTHORITY WILL BE DEEMED GRANTED FOR ANY OTHER MATTERS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

All votes must be received by 5:00 P.M., Eastern Time, June 7, 2012.
All votes for 401(k) and ESPP participants must be received by 5:00 P.M., Eastern Time, June 6, 2012.

PROXY TABULATOR FOR

WESTERN REFINING, INC.
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

OFFICE #

Revocable Proxy — Western Refining, Inc.
2012 Annual Meeting of Shareholders of Western Refining, Inc.
June 8, 2012, 8:30 a.m. (Mountain Time)
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Lowry Barfield and Melissa Buhrig, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of Western Refining, Inc. that the undersigned is entitled to vote at the 2012 Annual Meeting of Shareholders of Western Refining, Inc. on Friday, June 8, 2012, at 8:30 a.m. (Mountain Time) at the Plaza Theater, 125 Pioneer Plaza, El Paso, Texas 79901, and any and all adjournment(s) or postponement(s) thereof, as set forth below.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted:

FOR the nominees for directors in proposal 1

FOR proposal 2

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

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